As filed with the Securities and Exchange Commission on May 16, 2005
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
New York Oil ETF, LP
(Exact name of Registrant as specified in its charter)

Delaware	6799	20-2830691
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
1320 Harbor Bay Parkway, Suite 145
Alameda, California 94502
1.800.394.5064
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Nicholas D. Gerber
1320 Harbor Bay Parkway, Suite 145
Alameda, California 94502
1.800.394.5064
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
W. Thomas Conner, Esq.
James M. Cain, Esq.
Sutherland Asbill & Brennan LLP
1275 Pennsylvania Avenue, N.W.
Washington, DC 20004-2405
202.383.0590
      Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.     ☑
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered	Price per Unit(1)	Offering Price(1)	Fee

Units of New York Oil ETF, LP	1,000,000 Units	$50.45	$50,450,000	$5,937.97

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(d) under the Securities Act of 1933. The price of each Unit is estimated based on the closing price of near month Oil Futures Contracts on the New York Mercantile Exchange of $50.45 on May 11, 2005.
      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

1,000,000 Units
New York Oil ETF, LP
     The New York Oil ETF, a Delaware limited partnership (the “Fund” or “Us”) is an exchange-traded fund that is registered as a commodity pool. The Fund issues Units (“Units”) that may be purchased and sold on the [Stock Exchange]. The investment objective of the Fund is for the Unit’s net asset value (NAV) to reflect the performance of the price of light, sweet crude oil, less the Fund’s expenses.
     The Fund invests in futures contracts for light, sweet crude oil that are traded on the New York Mercantile Exchange (“Oil Futures Contracts”) and Other Oil Interests such as options on Oil Futures Contracts, forward contracts for oil, and over-the-counter transactions that are based on the price of oil. The General Partner, Standard Asset Management, LLC (the “General Partner”), is authorized by the Limited Partnership (“LP”) Agreement to manage the Fund. Although it is not contemplating doing so at this time, the General Partner is authorized by the Fund, in its sole judgment, to employ, establish the terms of employment for, and terminate commodities trading advisors or future commissions merchants.
     The General Partner believes that the Fund’s NAV will closely track the price of the Oil Futures Contracts the Fund purchases. Specifically, the General Partner will endeavor to place the Fund’s trades in Oil Futures Contracts and otherwise manage the Fund’s investments so that A will be within ±10 percent of B, where:
     A is the average daily change in the Fund’s NAV for any period of 30 successive Valuation Days (any day as of which the Fund calculates its NAV), and
     B is the average daily change in the price of Oil Futures Contract over the same period. For purposes of this calculation only, “Oil Futures Contract” means the near-month Oil Futures Contract, except that on each Valuation Day within the two week period preceding a monthly expiration date, “Oil Futures Contract” means the one month out Oil Futures Contract.
     The General Partner also believes that market arbitrage opportunities will cause the Fund’s Unit price on the Stock Exchange to closely track the Fund’s NAV and that the price of Oil Futures Contracts has historically closely tracked the spot price of light, sweet crude oil. The General Partner believes that the net effect of these expected interrelationships will be that the price of the Fund’s Units on the Stock Exchange will closely track the spot price of a barrel of light, sweet crude oil, less the Fund’s expenses.
     This is a best efforts offering. The Fund is offering Creation Baskets consisting of 100,000 Units through [name of Distributor] (“Distributor”), as distributor, to Authorized Purchasers. [Name of initial authorized purchaser] is expected to be the Initial Authorized Purchaser. The Initial Authorized Purchaser has agreed, subject to conditions, to purchase the initial Creation Basket of 100,000 Units at an initial offering price per unit equal to the opening price of near-month Oil Futures Contracts as traded and reported on the New York Mercantile Exchange on the first day of the offering. Authorized Purchasers will pay a $1,000 fee for the creation of each Creation Basket. The per unit price of Units offered in creation baskets on any subsequent day will be the total NAV of the Fund calculated on that day divided by the number of issued and outstanding Units. Distributor is not required to sell any specific number or dollar amount of Units, but will use its best efforts to sell the Units offered.
       Investing in the Fund involves significant risks. See “What are the Risk Factors Involved With An Investment In the Fund?” starting on page 5.
     Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of the securities offered in this prospectus, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Per Basket

Initial Public Offering Price for the Initial Baskets	$	$
     The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer is not permitted.
     This prospectus contains information you should consider when making an investment decision about the Units. You may rely on the information contained in this prospectus. Neither the Fund nor its General Partner have authorized any person to provide you with different information and, if anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell the Units in any jurisdiction where the offer or sale of the Units is not permitted.
     The information contained in this prospectus was obtained from us and other sources believed by us to be reliable. This prospectus also incorporates important business and financial information about us that is not included in or delivered with this prospectus.
     You should rely only on the information contained in this prospectus or any applicable prospectus supplement and any information incorporated by reference in this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with any information that is different. If you receive any unauthorized information, you must not rely on it. You should disregard anything we said in an earlier document that is inconsistent with what is included in or incorporated by reference in this prospectus or any applicable prospectus supplement. Where the context requires, when we refer to this “prospectus,” we are referring to this prospectus and (if applicable) the relevant prospectus supplement.
     You should not assume that the information in this prospectus or any applicable prospectus supplement is current as of any date other than the date on the front page of this prospectus or the date on the front page of any applicable prospectus supplement.
     We include cross references in this prospectus to captions in these materials where you can find further related discussions. The table of contents tells you where to find these captions.
The date of this prospectus is                   , 2005.

TABLE OF CONTENTS

Statement Regarding Forward-Looking Statements	ii
Glossary of Defined Terms	iv
Prospectus Summary	1
Overview of the Fund	1
The Fund’s Investments	2
Principal Investment Risks of an Investment in the Fund	2
Principal Offices of the Fund	4
Financial Condition of the Fund	4
Breakeven Analysis	4
What are the Risk Factors Involved with an Investment in the Fund?	5
Risk of Investing in Oil, Oil Futures Contracts or Other Oil Interests	5
Risk of Leverage and Volatility	5
Risk That the Fund’s Investment Strategy Will Not Be Effective	6
Risks of Investing in Commodity Futures Contracts	8
Risks of Investing in Instruments Based on the Price of Crude Oil	8
Risks of Hedging Activities	9
Risk of Trading in International Markets	9
Counterparty Risk	10
Operating Risks	10
Tax Risk	15
THE OFFERING	16
What is the Fund?	16
Who is the General Partner?	17
How Does the Fund Operate?	17
Trading Policies of the Fund	19
What are Oil Futures Contracts?	21
What is the Crude Oil Market?	22
How Will the Fund Purchase and Sell Oil Futures Contracts?	22
What is the Fund’s Plan of Distribution?	22
Use of Proceeds	24
STATEMENT OF ADDITIONAL INFORMATION	24
The Commodity Interest Markets	24
Potential Advantages of Investment	33
Historical Information on Crude Oil	33
Overview of Petroleum Industry	35
Overview of Crude Oil	35
Crude Oil Regulation	44
Management’s Discussion and Analysis of Financial Condition and Results of Operations	46
Limited Partnership Agreement	46
Expenses	48
The General Partner Has Conflicts of Interest	48
The General Partner’s Fiduciary Responsibility and Remedies	49
Liability and Indemnification	49
Provisions of Law	49
Unit Splits	50
Books and Records	50
Analysis of Critical Accounting Policies	50
Statements, Filings, and Reports	51
Fiscal Year	51
Legal Matters	51
Privacy Policy	52

      Until                     , 2005 (25 days after the date of this prospectus), all dealers effecting transactions in the offered Units, whether or not participating in this distribution, may be required to deliver a prospectus. This requirement is in addition to the obligations of dealers to deliver a prospectus when acting as underwriters and with respect to unsold allotments or subscriptions.
Statement Regarding Forward-Looking Statements
      This prospectus includes “forward-looking statements” which generally relate to future events or future performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or the negative of these terms or other comparable terminology. All statements (other than statements of historical fact) included in this prospectus that address activities, events or developments that will or may occur in the future, including such matters as changes in inflation in the United States (the “U.S.”), movements in the stock market, movements in the U.S. and foreign currencies, and movements in the commodities markets and indexes that track such movements, the Fund’s operations, the General Partner’s plans and references to the Fund’s future success and other similar matters, are forward-looking statements. These statements are only predictions. Actual events or results may differ materially. These statements are based upon certain assumptions and analyses the General Partner has made based on its perception of historical trends, current conditions and expected future developments, as well as other factors appropriate in the circumstances. Whether or not actual results and developments will conform to the General Partner’s expectations and predictions, however, is subject to a number of risks and uncertainties, including the special considerations discussed in this prospectus, general economic, market and business conditions, changes in laws or regulations, including those concerning taxes, made by governmental authorities or regulatory bodies, and other world economic and political developments. See “What are the Risk Factors Involved With An Investment In the Fund?” Consequently, all the forward-looking statements made in this prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results or developments the General Partner anticipates will be realized or, even if substantially realized, that they will result in the expected consequences to, or have the expected effects on, the Fund’s operations or the value of the Units. Moreover, neither the General Partner nor any other person assumes responsibility for the accuracy or completeness of the forward-looking statements. Neither the Fund nor the General Partner is under a duty to update any of the forward-looking statements to conform such statements to actual results or to reflect a change in the General Partner’s expectations or predictions.
Patent Application Pending
      A patent application directed to the creation and operation of the Fund is pending at the United States Patent and Trademark Office.

COMMODITY FUTURES TRADING COMMISSION
RISK DISCLOSURE STATEMENT
      YOU SHOULD CAREFULLY CONSIDER WHETHER YOUR FINANCIAL CONDITION PERMITS YOU TO PARTICIPATE IN A COMMODITY POOL. IN SO DOING, YOU SHOULD BE AWARE THAT FUTURES AND OPTIONS TRADING CAN QUICKLY LEAD TO LARGE LOSSES AS WELL AS GAINS. LARGE TRADING LOSSES CAN SHARPLY REDUCE THE NET ASSET VALUE OF THE POOL AND CONSEQUENTLY THE VALUE OF YOUR INTEREST IN THE POOL. IN ADDITION, RESTRICTIONS ON REDEMPTIONS MAY AFFECT YOUR ABILITY TO WITHDRAW YOUR PARTICIPATION IN THE POOL.
      FURTHER, COMMODITY POOLS MAY BE SUBJECT TO SUBSTANTIAL CHARGES FOR MANAGEMENT, ADVISORY AND BROKERAGE FEES. IT MAY BE NECESSARY FOR THOSE POOLS THAT ARE SUBJECT TO THESE CHARGES TO MAKE SUBSTANTIAL TRADING PROFITS TO AVOID DEPLETION OR EXHAUSTION OF THEIR ASSETS. THIS PROSPECTUS CONTAINS A COMPLETE DESCRIPTION OF EACH EXPENSE TO BE CHARGED THIS POOL BEGINNING ON PAGES [72 AND 73] AND A STATEMENT OF THE PERCENTAGE RETURN NECESSARY TO BREAK EVEN, THAT IS, TO RECOVER THE AMOUNT OF YOUR INITIAL INVESTMENT, ON PAGE [15].
      THIS BRIEF STATEMENT CANNOT DISCLOSE ALL THE RISKS AND OTHER FACTORS NECESSARY TO EVALUATE YOUR PARTICIPATION IN THIS COMMODITY POOL. THEREFORE, BEFORE YOU DECIDE TO PARTICIPATE IN THIS COMMODITY POOL, YOU SHOULD CAREFULLY STUDY THIS PROSPECTUS, INCLUDING THE DESCRIPTION OF THE PRINCIPAL RISK FACTORS OF THIS INVESTMENT, BEGINNING ON PAGE      .
      YOU SHOULD ALSO BE AWARE THAT THIS COMMODITY POOL MAY TRADE FOREIGN FUTURES OR OPTIONS CONTRACTS. TRANSACTIONS ON MARKETS LOCATED OUTSIDE THE UNITED STATES, INCLUDING MARKETS FORMALLY LINKED TO A UNITED STATES MARKET, MAY BE SUBJECT TO REGULATIONS WHICH OFFER DIFFERENT OR DIMINISHED PROTECTION TO THE POOL AND ITS PARTICIPANTS. FURTHER, UNITED STATES REGULATORY AUTHORITIES MAY BE UNABLE TO COMPEL THE ENFORCEMENT OF THE RULES OF REGULATORY AUTHORITIES OR MARKETS IN NON-UNITED STATES JURISDICTIONS WHERE TRANSACTIONS FOR THE POOL MAY BE EFFECTED.

Glossary of Defined Terms
      In this prospectus, each of the following terms have the meanings set forth after such term:
      Authorized Purchaser: A market maker that purchases or redeems creation baskets or redemption baskets, respectively, from or to the Fund.
      Book Entry System: The Federal Reserve Treasury Book Entry System for United States and federal agency securities.
      CFTC: Commodities Futures Trading Commission, an independent agency with the mandate to regulate commodities futures and options in the United States.
      Commodity Pool: An enterprise in which several individuals contribute funds in order to trade futures or future options collectively.
      Commodity Pool Operator: Any person engaged in a business which is of the nature of an investment trust, syndicate, or similar for of enterprise, and who, in connection therewith, solicits, accepts, or receives from others, funds, securities, or property, either directly or through capital contributions, the sale of stock or other forms of securities, or otherwise, for the purpose of trading in any commodity for future delivery or commodity option on or subject to the rules of any contract market.
      Creation Basket: A block of 100,000 units used by the Fund to issue Units.
      DTC: The Depository Trust Company. It is anticipated that DTC will act as the securities depository for the Units.
      Fund: The New York Oil ETF, LP.
      General Partner: Standard Asset Management, LLC, a Delaware limited liability company, which is expected to be registered as a Commodity Pool Operator, who controls the investments and other decisions of the Fund.
      Investor: Beneficial owner of the Units.
      IOPV: Indicative Optimized Portfolio Value. The IOPV is designed to give investors a sense of the value of Oil Futures Contracts.
      Limited Liability Company (LLC): A type of business ownership combining several features of corporation and partnership structures.
      LP Agreement: Form of the First Amended and Restated Limited Partnership Agreement.
      Margin: The amount of equity required for an investment in Oil Futures Contracts.
      NASAA: North American Securities Administration Association, Inc.
      NAV: Net Asset Value of the Fund.
      NSCC: National Securities Clearing Corporation.
      NYMEX: New York Mercantile Exchange.
      Oil Forward Contract: A supply contract between principals, not traded on an exchange, to buy or sell a specified quantity of light, sweet crude oil at or before a specified date at a specified price.
      Oil Futures Contract: A standardized contract traded on the NYMEX that calls for the future delivery of a specified quantity at a specified time and place.
      Oil Interests: Oil Futures Contracts and Other Oil Interests.
      Other Oil Interests: Oil-related investments other than Oil Futures Contracts and includes options and over-the-counter contracts such as forward contracts, swap contracts, and spot contracts.

      Option: The right, but not the obligation, to buy or sell a futures contract or forward contract at a specified price on or before a specified date.
      Over-the-Counter Derivative: A financial contract, whose value is designed to track the return on stocks, bonds, currencies, commodities, or some other benchmark, that is traded over-the-counter or off organized exchanges.
      Redemption Basket: A large block used by the Fund to redeem Units.
      SEC: Securities and Exchange Commission.
      Secondary Market: The stock exchanges and the over-the-counter market. Securities are first issued as a primary offering to the public. When the securities are traded from that first holder to another, the issues trade in these secondary markets.
      Units: Unit of fractional undivided beneficial interest in and ownership of the Fund.
      Spot contract: A cash market transaction in which the buyer and seller agree to the immediate purchase and sale of a commodity, usually with a two-day settlement.
      Swap contract: An over-the-counter derivative that generally involves an exchange of a stream of payments between the contracting parties based on a notional amount and a specified index.
      Treasuries: Short-term securities issued by the U.S. Treasury.
      Valuation Day: Any day as of which the Fund calculates its NAV.
      You: The owner of Units.

v

Prospectus Summary
      This is only a summary of the prospectus and, while it contains material information about the Fund and its Units, it does not contain or summarize all of the information about the Fund and the Units contained in this prospectus that is material and/or which may be important to you. You should read this entire prospectus, including “What are the Risk Factors Involved with an Investment in the Fund?” beginning on page      , before making an investment decision about the Units.
Overview of the Fund
      The New York Oil ETF, a Delaware limited partnership (the “Fund” or “Us”), is an exchange-traded fund. The Fund issues units (“Units”) that may be purchased and sold on the [Stock Exchange]. The investment objective of the Fund is for the Units’ net asset value (NAV) to reflect the performance of the price of light, sweet crude oil, less the Fund’s expenses.
      The Fund invests in futures contracts for light, sweet crude oil that are traded on the New York Mercantile Exchange (“Oil Futures Contracts”) and Other Oil Interests such as options on Oil Futures Contracts, forward contracts for oil, and over-the-counter transactions that are based on the price of oil. The General Partner which is in the process of registering as a commodity pool operator, is authorized by the LP Agreement to manage the Fund. Although it is not contemplating doing so at this time, the General Partner is authorized by the Fund in its sole judgment, to employ, establish the terms of employment for, and terminate commodities trading advisors or future commissions merchants.
      The General Partner believes that the Fund’s NAV will closely track the price of the Oil Futures Contracts the Fund invests in. Specifically, the General Partner will endeavor to place the Fund’s trades in Oil Futures Contracts and otherwise manage the Fund’s investments so that A will be within ±10 percent of B, where:
      A is the average daily change in the Fund’s NAV for any period of 30 successive Valuation Days (any day as of which the Fund calculates its NAV), and
      B is the average daily change in the price of Oil Futures Contract over the same period. For purposes of this calculation only, “Oil Futures Contract” means the near-month Oil Futures Contract, except that on each Valuation Day within the two week period preceding a monthly expiration date, “Oil Futures Contract” means the one month out Oil Futures Contract.
      The General Partner also believes that market arbitrage opportunities will cause the Fund’s Unit price on the Stock Exchange to closely track the Fund’s NAV and that the price of Oil Futures Contracts has historically closely tracked the spot price of light, sweet crude oil. The General Partner believes that the net effect of these expected interrelationships will be that the price of the Fund’s Units on the Stock Exchange will closely track the spot price of a barrel of light, sweet crude oil, less the Fund’s expenses.
      The General Partner employs a “neutral” investment strategy intended to track the price of light, sweet crude oil regardless of whether the price of oil goes up or goes down. The Fund’s “neutral” investment objective is designed to permit investors generally to purchase and sell the Fund’s Units for the purpose of investing indirectly in oil in a cost-effective manner, and/or to permit participants in the oil or other industries to hedge the risk of losses in their oil-related transactions. Accordingly, an investment in the Fund involves the risk that the price of the Fund’s Units will not accurately track the price of light, sweet oil and, depending on the investment objective of an individual investor, the risks generally associated with investing in oil and/or the risks involved in hedging.
      The Fund issues and redeems Units only in blocks called Creation Baskets and Redemption Baskets, respectively. Units may also be purchased and sold in smaller increments on the [Stock Exchange]. However, these transactions are not made at the NAV of the Fund’s Units, but at market prices that may vary throughout the day and may differ from the Fund’s NAV. Like any listed security, exchange-traded Units of the Fund can be purchased and sold at any time a secondary market is open.

      Note to Secondary Market Investors: The Units can be purchased or redeemed directly from the Fund only in Creation Baskets or Redemption Baskets, respectively. Each Creation Basket and Redemption Basket consists of 100,000 Units and is expected to be worth several million dollars. Most individual investors, therefore, will not be able to purchase or redeem Units directly from the Fund. Some of the information contained in this prospectus, including information about buying and selling Units directly from and to the Fund is not relevant to most investors. Units are also listed and traded on the [Stock Exchange] and may be purchased and sold as individual Units. Individuals interested in purchasing Units in the secondary market should contact their broker. Units purchased or sold through a broker may be subject to commissions.
      Except when aggregated in redemption Baskets, Units are not redeemable securities. There is no guarantee that Units will trade at or near NAV.
      The Fund was organized as a limited partnership (LP) under Delaware law on May 12, 2005. The Fund is operated pursuant to an LP Agreement, which is included as Exhibit      . It is managed and controlled by the General Partner, Standard Asset Management, LLC. The General Partner is expected to be registered as a commodities pool operator (CPO) with the National Futures Association (NFA).
The Fund’s Investments
      The Fund invests primarily in Oil Futures Contracts, which are futures contracts for light, sweet crude oil traded on the NYMEX. The Fund may also invest in U.S. and international futures and forward contracts and other interests light, sweet crude oil, including options on futures contracts, forward contracts for oil, spot contracts, and swap contracts. A brief description of the types of instruments in which the Fund may invest is set forth below.

•	The Oil Futures Contract is a standardized contract traded on the NYMEX that calls for the future delivery of a specified quantity of light, sweet crude oil at a specified time and place.

•	A forward contract for oil is supply contract between principals, not traded on an exchange, to buy or sell a specified quantity of oil at or before a specified date at a specified price.

•	An option on an oil futures contract, forward contract or oil on the spot market gives the buyer of the option the right, but not the obligation, to buy or sell a futures contract, forward contract or oil, as applicable, at a specified price on or before a specified date. Options on futures contracts are standardized contracts traded on an exchange, while options on forward contracts and commodities, referred to collectively in this prospectus as over-the-counter options, generally are individually negotiated, principal-to-principal contracts not traded on an exchange.

•	A spot contract is a cash market transaction in which the buyer and seller agree to the immediate purchase and sale of oil, usually with a two-day settlement. Spot contracts are not uniform and are not exchange- traded.

•	A swap contract is an over-the-counter negotiated contract that generally involves an exchange of a stream of payments between the contracting parties. Swap contracts generally are not uniform and not exchange-traded.
      For convenience and unless otherwise specified, futures contracts, forward contracts, options contracts and Other Oil Interests collectively are referred to as “Oil Interests” in this prospectus.
      A more detailed description of futures contracts, forward contracts, options contracts, other oil interest contracts and other aspects of the oil and oil interest markets can be found on page      .
Principal Investment Risks of an Investment in the Fund
      An investment in the Fund involves a degree of risk. Some of the risks you may face are summarized below. A more extensive discussion of these risks appears beginning on page      .

•	There is the risk that the price of the Fund’s Units will not closely track the spot price of oil. This could happen if the price of Units traded on the Exchange does not correlate closely with the Fund’s NAV; the Fund’s NAV does not closely correlate with the price of Oil Futures Contracts; or the price of the Oil Futures Contracts purchased and sold by the Fund, which is expected to be primarily be near-month contracts, does not closely correlate with the cash or spot price of light, sweet crude oil. Although the General Partner expects these correlations to exist, there is no guarantee they will.

•	Although the General Partner believes that the Fund’s investment strategy of investing in Oil Futures Contracts will cause the Fund’s NAV to accurately and consistently track the performance of the price of light, sweet crude oil, there is no guarantee that this investment strategy will be effective.

•	The Fund seeks to have its NAV track the price of light, sweet crude oil rather than profit from speculative trading of Oil Futures Contracts or Other Oil Interests based on the price of oil. The General Partner will therefore endeavor to manage the Fund’s positions in Oil Futures Contracts so that the Fund’s assets are, unlike other commodities pools, not leveraged (i.e., the aggregate value of the contracts does not exceed the Fund’s assets). There is no assurance that the General Partner will successfully implement this investment strategy. If the General Partner permits the Fund to become leveraged, you could lose all or substantially all of your investment if the Fund’s trading positions suddenly turn unprofitable. These movements in price may be the result of factors outside of the General Partner’s control and may not be anticipated by the General Partner.

•	The Fund trades in Oil Futures Contracts and Other Oil Interests, which, unlike typical stock or bond investing, is a zero-sum economic activity in which, for every gain, there is an equal and offsetting loss. As a result, the Fund bears the risk on every trade it makes that it will be the party that incurs a loss. If the Fund experiences more losses than gains during the period you hold Units of the Fund, you will experience a loss even if the Fund’s long-term performance is positive.

•	Investors may choose to use the Fund as a means of investing directly or indirectly in oil or Oil Interests and there are risks involved in such investments. Among other things, the crude oil industry experiences numerous operating risks. These operating risks include the risk of fire, explosions, blow-outs, pipe failure, abnormally pressured formations and environmental hazards. Environmental hazards include oil spills, natural gas leaks, ruptures or discharges of toxic gases. Crude oil operations also are subject to various U.S. federal, state and local regulations that materially affect operations.

•	Investors, including those who participate in the oil industry, may choose to use the Fund as a vehicle to hedge against the risk of loss and there are risks involved in hedging activities.

•	The General Partner expects to invest primarily in Oil Futures Contracts, which are traded in the U.S. on the NYMEX. However, it is conceivable that a portion of the Fund’s trades may take place in markets and on exchanges outside the United States. Some non-U.S. markets present risks because they are not subject to the same degree of regulation as their U.S. counterparts. In some of these non-U.S. markets, the performance on a contract is the responsibility of the counterparty and is not backed by an exchange or clearing corporation and therefore exposes the Fund to credit risk.
Trading in non-U.S. markets also leaves the Fund susceptible to fluctuations in the value of the local currency against the U.S. dollar.

•	The Fund pays fees and expenses that are incurred regardless of whether it is profitable.

•	You will have no rights to participate in the management of the Fund and will have to rely on the fiduciary duty and judgment of the General Partner to manage the Fund.

•	The structure and operation of the Fund may involve conflicts of interest.

•	The Fund is new and has no operating history. Therefore, there is no performance history of this Fund to serve as a basis for you to evaluate an investment in the Fund. Neither the General Partner nor its staff has recently operated a commodity pool.
      For additional risks, see “What are the Risk Factors Involved with an Investment in the Fund?”
Principal Offices of the Fund
      The Fund’s principal office is located at 1320 Harbor Bay Parkway, Suite 145 Alameda, California 94502. The principal telephone number is 1.800.394.5064.
Financial Condition of the Fund
      As of the opening of business on                     , 2005, the NAV of the Fund was $          and the NAV per Unit was $           .
Breakeven Analysis
      The breakeven analysis below indicates the approximate dollar returns and percentage required for the redemption value of a hypothetical $10,000 initial investment in Units to equal the amount invested twelve months after the investment was made. The breakeven analysis is an approximation only.

Units

Assumed initial selling price per Unit	$50
Management Fee (0.40%)*	$0.20
Amount of trading income required for the redemption value at the end of one year to equal the initial selling price of the Unit	$0.20
Percentage of initial selling price per Unit	0.40%

*	The management fee is 0.40% of NAV for the first $1,000,000,000 of assets and 0.20% of NAV thereafter. For purposes of this analysis, we assumed that assets were equal to $1,000,000,000.

What are the Risk Factors Involved with an Investment in the Fund?
      You should consider carefully the risks described below before making an investment decision. You should also refer to the other information included in this prospectus, including the Fund’s financial statements and the related notes.
Risk of Investing in Oil, Oil Futures Contracts or Other Oil Interests

Oil, Oil Futures Contracts and Other Oil Interests are “non-correlative” investments and the values of oil which underlies Oil Futures Contracts and Other Oil Interests are subject to additional variables that may be less significant to the values of traditional securities such as stocks and bonds.
      Variables such as drought, floods, weather, embargoes and tariffs may have a larger impact on oil prices and oil-linked instruments, including Futures Contracts and Other Oil Interests, than on traditional securities. These additional variables may create additional investment risks that subject the Fund’s investments to greater volatility than investments in traditional securities.

There are costs of physical storage associated with purchasing oil.
      Storage costs include the time value of money invested in oil as a physical commodity plus the actual costs of storing the oil less any benefits from ownership of oil that are not obtained by the holder of a futures contract. To the extent that these storage costs change for oil while the Fund is long Oil Futures Contracts, the value of the Oil Futures Contracts, and therefore the Fund’s NAV, may change as well.

Regulation of the commodity interests markets is extensive and constantly changing; future regulatory developments are impossible to predict but may significantly and adversely affect the Fund.
      Futures contracts and options on futures contracts markets are subject to comprehensive statutes, regulations and margin requirements. Recent legislation has created a new multi-tiered structure of exchanges in the United States subject to varying degrees of regulation, and rules and interpretations regarding various aspects of this new regulatory structure have only recently been proposed or finalized. Traditional futures exchanges, which are now called designated contract markets, are now subject to more streamlined and flexible core principles rather than the prior statutory and regulatory mandates. However, with respect to these traditional futures exchanges, the Commodities Futures Trading Commission (CFTC) and the exchanges are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. The regulation of commodity interest transactions in the United States is a rapidly changing area of law and is subject to ongoing modification by government and judicial action. In addition, various national governments have expressed concern regarding the disruptive effects of speculative trading in the currency markets and the need to regulate the derivatives markets in general. The effect of any future regulatory change on the Fund is impossible to predict, but could be substantial and adverse.
Risk of Leverage and Volatility

Although commodity pools, in general, are subject to leverage and volatility risks, the General Partner seeks to avoid these risks by endeavoring to limit the Fund’s positions so that the aggregate value of investments in Oil Futures Contracts and Other Oil Interests does not exceed the Fund’s assets. There is no assurance the General Partner will successfully limit the Fund’s investments.
      Commodity pools’ trading positions in futures contracts or other commodity interests are typically required to be secured by the deposit of margin funds that represent only a small percentage of a futures contract’s entire face value. This feature of futures contract trading permits commodity pools to “leverage” their assets by purchasing or selling futures contracts (or other commodity interests) with an aggregate value in excess of the commodity pool’s assets. While this leverage can increase the pool’s profits, relatively small adverse movements in the price of the pool’s futures contracts can cause significant losses to the pool.
      The Fund, on the other hand, seeks only to have the price of its Units track the price of oil regardless of whether the price increases or decreases rather than attempting to profit from speculative trading of Oil Futures Contracts. The General Partner will therefore endeavor to limit the Fund’s positions in Oil Futures Contracts and Other Oil Interests so that the aggregate value of the contracts does not exceed the Fund’s assets. There is no assurance that the General Partner will successfully implement this investment strategy. If the General Partner permits the Fund to become leveraged, you could lose all or substantially all of your investment if the Fund’s trading positions suddenly turn unprofitable. These movements in price may be the result of factors outside of the General Partner’s control and may not be anticipated by the General Partner. For example, price movements for barrels of oil are influenced by, among other things:

•	changes in interest rates;

•	governmental, agricultural, trade, fiscal, monetary and exchange control programs and policies;

•	weather and climate conditions;

•	changing supply and demand relationships;

•	changes in balances of payments and trade;

•	U.S. and international rates of inflation;

•	currency devaluations and revaluations;

•	U.S. and international political and economic events; and

•	changes in philosophies and emotions of market participants.
Risk That the Fund’s Investment Strategy Will Not Be Effective

There is a risk that the Fund’s Units may trade at prices other than the Fund’s NAV per Unit.
      The trading prices of Units will fluctuate in accordance with changes in the Fund’s NAV as well as market supply and demand. The General Partner believes, however, that the inherent pressures of arbitrageurs having the opportunity to create and redeem the Fund’s Units at NAV in Creation Baskets or Redemption Baskets, respectively (unlike the shares of many closed-end funds, which frequently trade at appreciable discounts from, and sometimes premiums to, their NAVs), will result in large discounts or premiums to NAV existing only for short periods of time, if at all, with the price of the Units on the [Stock Exchange] generally being within one to two percent of the NAV of the Units of the Fund. However, there is a risk that there may be a wider fluctuation. There is no guarantee that large discounts or premiums will not occur for extended periods of time.

There is a risk that the Fund’s NAV will not correlate to the price of Oil Futures Contracts and Other Oil Interests.
      The General Partner will endeavor to invest the Fund’s assets as fully as possible in short-term Oil Futures Contracts. The General Partner believes that, if the Fund’s assets are so invested, the Fund’s NAV will closely correlate with the price of short-term Oil Futures Contracts. However, there is no guarantee that this correlation will occur.

There is a risk that the Oil Futures Contracts and Other Oil Interests held by the Fund will not correlate to the price of light, sweet, crude oil.
      When using Oil Futures Contracts and Other Oil Interests as a strategy to track the performance of light, sweet crude oil on the spot market, at best the correlation between changes in prices of the Oil Futures Contracts and the price of oil can be only approximate. The degree of imperfection of correlation depends upon circumstances such as variations in the speculative oil market, supply of and demand for Oil

Futures Contracts, and technical influences in oil futures trading. In addition, because the Fund incurs fees and charges and some liquidity for redemptions may be necessary on an ongoing basis, the General Partner will not typically be able to fully invest the Fund’s assets in Oil Futures Contracts or Other Oil Interests and there cannot be perfect correlation between the Fund’s net asset value and the Oil Futures Contracts. The General Partner will endeavor to place the Fund’s trades in Oil Futures Contracts and otherwise manage the Fund’s investments so that the average daily change in the Fund’s NAV will correlate closely with the average daily change in the price of certain short-term Oil Futures Contracts (See “                    ,” page      .) There is no guarantee that this investment strategy will be successful, or that even if the strategy is successful, the price of the Fund’s Units will accurately and consistently track the underlying price of light, sweet crude oil.

There may be a gain or loss on purchases and sales of short-term securities
      When the Fund purchases an Oil Futures Contract, the Fund is required to deposit with the selling Futures Commodity Merchant (FCM) only a portion of the value of the contract. This deposit is known as “variation margin.” The Fund invests assets equal to the difference between the deposit margin and the value of the futures contract in short-term securities (“Treasuries”). The value of Treasuries generally moves inversely with movements in interest rates. If the Fund is required to sell Treasuries before they mature when the value of the Treasuries has declined, the Fund will experience a loss. This loss may adversely impact the price of the Units and may decrease the correlation between the price of the Units, the price of the Fund’s Oil Futures Contracts, and the price of oil.

Certain of the Fund’s investments could be illiquid.
      The Fund may not always be able to liquidate its positions at the desired price. It is difficult to execute a trade at a specific price when there is a relatively small volume of buy and sell orders in a market. A market disruption, such as a foreign government taking political actions that disrupt the market in its currency or in a major export, can also make it difficult to liquidate a position. Alternatively, limits imposed by futures exchanges or other regulatory organizations, such as speculative position limits and daily price fluctuation limits, may contribute to a lack of liquidity with respect to some commodity interests.
      Unexpected market illiquidity may cause major losses to investors at any time or from time to time. The large face value of the positions that the General Partner will acquire for the Fund increases the risk of illiquidity by both making its positions more difficult to liquidate at favorable prices and increasing the losses incurred while trying to do so.

An investment in the Fund may not diversify an overall portfolio.
      Historically, Oil Futures Contracts and Other Oil Interests have generally been non-correlated to the performance of other asset classes such as stocks and bonds. Non-correlation means that there is a low statistically valid relationship between the performance of futures and other commodity interest transactions, on the one hand, and stocks or bonds, on the other hand. Non-correlation should not be confused with negative correlation, where the performance of two asset classes would be opposite of each other. Because of this non-correlation, the Fund cannot be expected to be automatically profitable during unfavorable periods for the stock market, or vice versa. If, however, during a particular period of time, the Fund’s performance moves in the same general direction as the financial markets or the Fund does not perform successfully, you will obtain little or no diversification benefits during that period from an investment in the Units. In such a case, the Fund may have no gains to offset your losses from other investments, and you may suffer losses on your investment in the Fund at the same time losses on your other investments are increasing.

Risks of Investing in Commodity Futures Contracts

Trading in commodity interests is a zero sum economic activity, unlike stocks and bonds.
      The Fund invests in commodity interests, which, unlike typical stock or bond investing, is a zero-sum economic activity in which, for every gain, there is an equal and offsetting loss. As a result, the Fund bears the risk on every trade it makes that it will be the party that incurs a loss. If the Fund experiences more losses than gains during the period you hold Units of the Fund, you will experience a loss even if the Fund’s longer-term performance is positive.

The changing nature of the hedgers and speculators in the commodity markets will influence whether futures prices are above or below the expected future spot price.
      In order to induce speculators to take the corresponding long side of the same futures contract, commodity producers must be willing to sell futures contracts at prices that are below expected future spot prices. Conversely, if the predominate hedgers in the futures market are the purchasers of the underlying commodity who purchase futures contracts to hedge against a rise in prices, then speculators will only take the short side of the futures contract if the futures price is greater than the expected future spot price of the commodity. This can have significant implications for the Fund when it is time to reinvest the proceeds from a maturing futures contract into a new futures contract. If the nature of hedgers and speculators in futures markets has shifted such that commodity purchasers are the predominate hedgers in the market, the Fund might reinvest at higher futures prices or choose Other Oil Interests.
Risks of Investing in Instruments Based on the Price of Crude Oil

Some investors will choose to purchase and sell the Fund’s Units for the purpose of investing indirectly in oil in a cost-effective manner; however, there are risks related to investing in oil.
      Crude oil drilling and production activities are subject to numerous risks. These risks include the following:

•	that no commercially productive crude oil or natural gas reservoirs will be found;

•	that crude oil and natural gas drilling and production activities may be shortened, delayed or canceled; and

•	that the ability to develop, produce and market the Fund’s reserves may be limited by:

•	title problems,

•	weather conditions,

•	compliance with governmental requirements, and

•	mechanical difficulties or shortages or delays in the delivery of drilling rigs and other equipment.
      The crude oil industry experiences numerous operating risks. These operating risks include the risk of fire, explosions, blow-outs, pipe failure, abnormally pressured formations and environmental hazards. Environmental hazards include oil spills, natural gas leaks, ruptures or discharges of toxic gases.
      Crude oil operations also are subject to various U.S. federal, state and local regulations that materially affect operations. Matters regulated include discharge permits for drilling operations, drilling and abandonment bonds, reports concerning operations, the spacing of wells and Unitization and pooling of properties and taxation. At various times, regulatory agencies have imposed price controls and limitations on production. In order to conserve supplies of crude oil and natural gas, these agencies have restricted the rates of flow of crude oil and natural gas wells below actual production capacity. Federal, state, and local laws regulate production, handling, storage, transportation and disposal of crude oil and natural gas, by-products from crude oil and natural gas and other substances and materials produced or used in connection with crude oil and natural gas operations.

Risks of Hedging Activities

While the Fund will not engage in hedging activities, some investors who participate in the oil or other industries may choose to use the Fund as a vehicle to hedge against the risk of loss.
      While the Fund will not engage in hedging strategies, participants in the oil or other industries may use the Fund as a vehicle to hedge the risk of losses in their oil-related transactions. There are several risks in connection with the using the Fund as a hedging device. While hedging can provide protection against an adverse movement in market prices, it can also preclude a hedger’s opportunity to benefit from a favorable market movement. The successful use of a hedging device depends on the ability of the investor to forecast correctly the direction and extent of market movements within a given time frame. To the extent market prices remain stable or such prices move in a direction opposite to that anticipated, the investor may realize a loss on the hedging transaction that is not offset by an increase in the value of its securities.
      In addition, when using futures contracts as a hedging technique, at best, the correlation between changes in prices of futures contracts and of the instruments or securities being hedged can be only approximate. The degree of imperfection of correlation depends upon circumstances such as: variations in speculative markets, demand for futures and for securities, technical influences in futures trading, and differences between the financial instruments being hedged and the instruments underlying the standard futures contracts available for trading. Even a well-conceived hedge may be unsuccessful to some degree because of unexpected market behavior or stock market or interest rate trends as well as the expenses associated with creating the hedge.
Risk of Trading in International Markets

Trading in international markets would expose the Fund to credit and regulatory risk.
      The General Partner expects to invest primarily in Oil Futures Contracts, which are traded in the U.S. on the NYMEX. However, a portion of the Fund’s trades may take place on markets and exchanges outside the United States. Some non-U.S. markets present risks because they are not subject to the same degree of regulation as their U.S. counterparts. None of the CFTC, National Futures Association (“NFA”), or any domestic exchange regulates activities of any foreign boards of trade or exchanges, including the execution, delivery and clearing of transactions, nor has the power to compel enforcement of the rules of a foreign board of trade or exchange or of any applicable non-U.S. laws. Similarly, the rights of market participants, such as the Fund, in the event of the insolvency or bankruptcy of a non-U.S. market or broker are also likely to be more limited than in the case of U.S. markets or brokers. As a result, in these markets, the Fund has less legal and regulatory protection than it does when it trades domestically.
      In some of these non-U.S. markets, the performance on a contract is the responsibility of the counterparty and is not backed by an exchange or clearing corporation and therefore exposes the Fund to credit risk. Trading in non-U.S. markets also leaves the Fund susceptible to swings in the value of the local currency against the U.S. dollar. Additionally, trading on non-U.S. exchanges is subject to the risks presented by exchange controls, expropriation, increased tax burdens and exposure to local economic declines and political instability. An adverse development with respect to any of these variables could reduce the profit or increase the loss earned on trades in the affected international markets.

International trading activities subject the Fund to foreign exchange risk.
      The price of any non-U.S. futures, options on futures or other commodity interest contract and, therefore, the potential profit and loss on such contract, may be affected by any variance in the foreign exchange rate between the time the order is placed and the time it is liquidated, offset or exercised. As a result, changes in the value of the local currency relative to the U.S. dollar may cause losses to the Fund even if the contract traded is profitable.

The Fund’s international trading would expose it to losses resulting from non-U.S. exchanges that are less developed or less reliable than U.S. exchanges.
      Some non-U.S. exchanges also may be in a more developmental stage so that prior price histories may not be indicative of current price dynamics. In addition, the Fund may not have the same access to certain positions on foreign trading exchanges as do local traders, and the historical market data on which General Partner bases his strategies may not be as reliable or accessible as it is in the United States.
Counterparty Risk

Over-the-counter transactions are subject to little, if any, regulation and may be subject to the risk of counterparty default.
      A portion of the Fund’s assets may be used to trade over-the-counter oil interest contracts, such as forward contracts or swap or spot contracts. Over-the-counter contracts are typically traded on a principal-to-principal basis through dealer markets that are dominated by major money center and investment banks and other institutions and are essentially unregulated by the CFTC. You therefore do not receive the protection of CFTC regulation or the statutory scheme of the Commodity Exchange Act in connection with this trading activity by the Fund. The markets for over-the-counter contracts rely upon the integrity of market participants in lieu of the additional regulation imposed by the CFTC on participants in the futures markets. The lack of regulation in these markets could expose the Fund in certain circumstances to significant losses in the event of trading abuses or financial failure by participants.
      The Fund also faces the risk of non-performance by the counterparties to the over-the-counter contracts. Unlike in futures contracts, the counterparty to these contracts is generally a single bank or other financial institution, rather than a clearing organization backed by a group of financial institutions. As a result, there will be greater counterparty credit risk in these transactions. The clearing member, clearing organization or other counterparty may not be able to meet its obligations to the Fund, in which case the Fund could suffer significant losses on these contracts.

The Fund will be subject to credit risk with respect to counterparties to financial instruments contracts entered into by the Fund or held by special purpose or structured vehicles.
      If a counterparty becomes bankrupt or otherwise fails to perform its obligations due to financial difficulties, the Fund may experience significant delays in obtaining any recovery in a bankruptcy or other reorganization proceeding. The Fund may obtain only limited recovery or may obtain no recovery in such circumstances. The Fund typically enters into transactions with counterparties whose credit rating is investment grade, as determined by a nationally recognized statistical rating organization, or, if unrated, judged by the General Partner to be of comparable quality.
Operating Risks

The Fund is not a regulated investment company.
      The Fund is not an investment company subject to the Investment Company Act of 1940. Accordingly, you do not have the protections afforded by that statute which, for example, requires investment companies to have a majority of disinterested directors and regulates the relationship between the investment company and its investment manager.

The Fund has no operating history.
      The Fund is new and has no operating history. Therefore, there is no performance history of this Fund to serve as a basis for you to evaluate an investment in the Fund. Neither the General Partner nor Mr. Nicholas Gerber (these persons are discussed below) have recently operated a commodity pool. Mr. John Love (also discussed below) has never operated a commodity pool.

There are position limits and the potential of tracking error.
      The New York Mercantile Exchange (NYMEX) will only allow any one investor to own a net 20,000 contracts for all months. In addition, the NYMEX will only allow only 1,300 contracts to be held in the near month 3 days before expiration by any one investor. This could potentially cause a tracking error if the Fund gets large.

You will not participate in the management of the Fund.
      You will have limited voting rights with respect to the Fund’s affairs, and you will not be permitted to participate in the management or control of the Fund or the conduct of its business. You must therefore rely upon the fiduciary responsibility and judgment of the General Partner to manage the Fund’s affairs.

The Fund does not employ trading advisors.
      The Fund does not employ trading advisors; however, it reserves the right to employ them in the future. The only advisor to the Fund is the General Partner. A lack of trading advisors may be disadvantageous to the Fund.

Increases in assets under management may affect trading decisions.
      In general, the General Partner does not intend to limit the amount of assets of the Fund that it may manage. The more assets the General Partner manages, the more difficult it may be for it to trade profitably because of the difficulty of trading larger positions without adversely affecting prices and performance and of managing risk associated with larger positions.

The Fund is leanly staffed and relies heavily on its key personnel to manage the Fund’s trading activities.
      In managing and directing the day-to-day activities and affairs of the Fund, the General Partner relies heavily on Mr. Nicholas Gerber and Mr. John Love. The General Partner is leanly staffed, so if Mr. Gerber or Mr. Love were to leave or be unable to carry out his present responsibilities, it may have an adverse effect on the management of the Fund.

Unitholders have limited voting rights and do not control the General Partner.
      Unlike the holder of capital stock in a corporation, Unitholders have limited voting rights on matters affecting our business. Our General Partner, whose directors our Unitholders do not elect, manages our activities. Our Unitholders will have no right to elect our General Partner on an annual or any other continuing basis. If our General Partner voluntarily withdraws, however, the holders of a majority of our outstanding limited partner interests (excluding for purposes of such determination interests owned by the withdrawing General Partner and its affiliates) may elect its successor.
      Our General Partner may not be removed as our General Partner except upon approval by the affirmative vote of the holders of at least 66 2/3 percent of our outstanding limited partner interests (excluding limited partner interests owned by our General Partner and its affiliates), subject to the satisfaction of certain conditions. Any removal of our General Partner is not effective until the holders of a majority of our outstanding limited partner interests approve a successor General Partner. Before the holders of outstanding limited partner interests may remove our General Partner, they must receive an opinion of counsel that:

•	such action will not result in the loss of limited liability of any limited partner or of any member of any of our subsidiaries or cause us or any of our subsidiaries to be taxable as a corporation or to be treated as an association taxable as a corporation for federal income tax purposes; and

•	all required consents by any regulatory authorities have been obtained.

Unitholders may not have limited liability in certain circumstances, including potentially having liability for the return of wrongful distributions.
      In some states, the limitations on the liability of limited partners for the obligations of a limited partnership have not been clearly established. To the extent we conduct business in one of those states, a Unitholder might be held liable for our obligations as if it was a General Partner if:

•	a court or government agency determined that we had not complied with that state’s partnership statute; or

•	our Unitholders’ rights to act together to remove or replace our General Partner or take other actions under our LP Agreement were to constitute “control” of our business under that state’s partnership statute.
      A Unitholder will not be liable for assessments in addition to its initial capital investment in any of our capital securities representing limited partnership interests. However, a Unitholder may be required to repay to us any amounts wrongfully returned or distributed to it under some circumstances. Under Delaware law, we may not make a distribution to Unitholders if the distribution causes our liabilities (other than liabilities to partners on account of their partnership interests and nonrecourse liabilities) to exceed the fair value of our assets. Delaware law provides that a limited partner who receives such a distribution and knew at the time of the distribution that the distribution violated the law will be liable to the limited partnership for the amount of the distribution for three years from the date of the distribution.

Our existing Units are, and potentially any limited partner interests we issue in the future will be, subject to restrictions on transfer.
      All purchasers of our existing Units, and potentially any purchasers of limited partner interests we issue in the future, who wish to become holders of record and receive cash distributions must deliver an executed transfer application in which the purchaser or transferee must certify that, among other things, he, she or it agrees to be bound by our LP Agreement and is eligible to purchase our securities. A person purchasing our existing Units, or possibly limited partner interests we issue in the future, who does not execute a transfer application and certify that the purchaser is eligible to purchase those securities acquires no rights in those securities other than the right to resell those securities. Further, our General Partner may request each recordholder to furnish certain information, including that holder’s nationality, citizenship or other related status. An investor who is not a U.S. resident may not be eligible to become a record holder or one of our limited partners if that investor’s ownership would subject us to the risk of cancellation or forfeiture of any of our assets under any federal, state or local law or regulation. If the record holder fails to furnish the information or if our General Partner determines, on the basis of the information furnished by the holder in response to the request, that such holder is not qualified to become one of our limited partners, our General Partner may be substituted as a holder for the record holder, who will then be treated as a non-citizen assignee, and we will have the right to redeem those securities held by the record holder.

The Fund could terminate before you achieve your investment objective.
      The General Partner may, in its sole discretion, terminate the Fund at any time, regardless of whether the Fund has incurred losses, without giving you prior notice. In particular, unforeseen circumstances, including substantial losses, withdrawal of the Fund’s General Partner or suspension or revocation of the General Partner’s registrations with the CFTC or memberships in the NFA could cause the Fund to terminate. However, no level of losses will require the General Partner to terminate the Fund. The Fund’s termination would cause the liquidation and potential loss of your investment and could upset the overall maturity and timing of your investment portfolio.

The Fund pays fees and expenses regardless of profitability.
      The Fund pays brokerage charges, over-the-counter dealer spreads, organization and offering expenses, management fees, and extraordinary expenses, in all cases regardless of whether the Fund’s activities are profitable. Accordingly, the Fund must earn trading gains sufficient to compensate for these fees and expenses before it can earn any profit.

The Fund may incur higher fees and expenses upon renewing existing or entering into new contractual relationships.
      The clearing arrangements between the clearing brokers and the Fund generally are terminable by the clearing brokers once the clearing broker has given the Fund notice. Upon termination, the General Partner may be required to renegotiate or make other arrangements for obtaining similar services if the Fund intends to continue trading in Oil Futures Contracts or other oil interest contracts at its present level of capacity. The services of any clearing broker may not be available, or even if available, these services may not be available on the terms as favorable as those of the expired or terminated clearing arrangements.

An unanticipated number of redemption requests during a short period of time could have an adverse effect on the NAV of the Fund.
      If a substantial number of requests for redemption are received by the Fund during a relatively short period of time, the Fund may not be able to satisfy the requests from Fund assets not committed to trading. As a consequence, it could be necessary to liquidate positions in the Fund’s trading positions before the time that the trading strategies would otherwise dictate liquidation.

The failure or bankruptcy of one of its clearing brokers could result in a substantial loss of the Fund’s assets.
      Under CFTC regulations, a clearing broker maintains customers’ assets in a bulk segregated account. If a clearing broker fails to do so, or is unable to satisfy a substantial deficit in a customer account, its other customers may be subject to risk of loss of their funds in the event of that clearing broker’s bankruptcy. In that event, the clearing broker’s customers, such as the Fund, are entitled to recover, even in respect of property specifically traceable to them, only a proportional share of all property available for distribution to all of that clearing broker’s customers. The Fund also may be subject to the risk of the failure of, or delay in performance by, any exchanges and markets and their clearing organizations, if any, on which commodity interest contracts are traded.
      From time to time, the clearing brokers may be subject to legal or regulatory proceedings in the ordinary course of their business. A clearing broker’s involvement in costly or time-consuming legal proceedings may divert financial resources or personnel away from the clearing broker’s trading operations, which could impair the clearing broker’s ability to successfully execute and clear the Fund’s trades.

You will not be able to review the Fund’s holdings on a daily basis.
      You cannot review the Fund’s holdings on a daily basis, but the Fund’s trading results will be reported on a periodic basis.

Third parties may infringe or otherwise violate intellectual property rights or assert that the General Partner has infringed or otherwise violated their intellectual property rights, which may result in significant costs and diverted attention.
      Third parties may obtain the Fund’s intellectual property or technology, including its trading program software, without permission. Any unauthorized use of the Fund’s proprietary software and other technology could adversely affect its competitive advantage. Proprietary software and other technology are becoming increasingly easy to duplicate, particularly as employees with proprietary knowledge leave the owner or licensed user of that software or other technology. The Fund may have difficulty monitoring unauthorized uses of its proprietary software and other technology. The precautions it has taken may not prevent misappropriation or infringement of its proprietary software and other technology. Also, third parties may independently develop proprietary software and other technology similar to that of the General Partner or claim that the General Partner has violated their intellectual property rights, including their copyrights, trademark rights, trade names, trade secrets and patent rights. As a result, the General Partner may have to litigate in the future to protect its trade secrets, determine the validity and scope of other parties’ proprietary rights defend itself against claims that it has infringed or otherwise violated other parties’ rights, or defend itself against claims that its rights are invalid. Any litigation of this type, even if the General Partner is successful and regardless of the merits, may result in significant costs, divert its resources from the Fund, or require it to change its proprietary software and other technology or enter into royalty or licensing agreements.

The success of the Fund depends on the ability of the General Partner to accurately implement trading systems, and any failure to do so could subject the Fund to losses on such transactions.
      Certain computerized trading systems rely on the General Partner to accurately process the systems’ outputs and execute the transactions called for by the systems. In addition, the Fund relies on the General Partner to properly operate and maintain its computer and communications systems upon which the trading systems rely. Execution and operation of the systems is therefore subject to human errors. Any failure, inaccuracy or delay in implementing any of the systems and executing the Fund’s transactions could impair its ability to achieve the Fund’s investment objective. It could also result in decisions to undertake transactions based on inaccurate or incomplete information. This could cause substantial losses on transactions.

The Fund may experience substantial losses on transactions if the computers or communications systems fail.
      The Fund’s trading activities, including its risk management, depends on the integrity and performance of the computer and communications systems supporting it. Extraordinary transaction volume, hardware or software failure, power or telecommunications failure, a natural disaster or other catastrophe could cause the computer systems to operate at an unacceptably slow speed or even fail. Any significant degradation or failure of the systems that the General Partner uses to gather and analyze information, enter orders, process data, monitor risk levels and otherwise engage in trading activities may result in substantial losses on transactions, liability to other parties, lost profit opportUnities, damages to the General Partner’s and the Fund’s reputations, increased operational expenses and diversion of technical resources.

If the computer and communications system are not upgraded, the Fund’s financial condition could be harmed.
      The development of complex communications and new technologies may render the existing computer and communication systems supporting the Fund’s trading activities obsolete. In addition, these computer and communications systems must be compatible with those of third parties, such as the systems of exchanges, clearing brokers and the executing brokers. As a result, if these third parties upgrade their systems, the General Partner will need to make corresponding upgrades to continue effectively trading activities. The Fund’s future success will depend on the Fund’s ability to respond to changing technologies on a timely and cost-effective basis.

The Fund depends on the reliable performance of the computer and communications systems of third parties, such as brokers and futures exchanges, and may experience substantial losses on transactions if they fail.
      The Fund depends on the proper and timely function of complex computer and communications systems maintained and operated by the futures exchanges, brokers and other data providers that the

General Partner uses to conduct trading activities. Failure or inadequate performance of any of these systems could adversely affect the General Partner’s ability to complete transactions, including its ability to close out positions, and result in lost profit opportunities and significant losses on commodity interest transactions. This could have a material adverse effect on revenues and materially reduce the Fund’s available capital. For example, unavailability of price quotations from third parties may make it difficult or impossible for the General Partner to use its proprietary software that it relies upon to conduct its trading activities. Unavailability of records from brokerage firms may make it difficult or impossible for the General Partner to accurately determine which transactions have been executed or the details, including price and time, of any transaction executed. This unavailability of information also may make it difficult or impossible for the General Partner to reconcile its records of transactions with those of another party or to accomplish settlement of executed transactions.

The occurrence of a terrorist attack, or the outbreak, continuation or expansion of war or other hostilities could disrupt the Fund’s trading activity and materially affect the Fund’s profitability.
      The operations of the Fund, the exchanges, brokers and counterparties with which the Fund does business, and the markets in which the Fund does business could be severely disrupted in the event of a major terrorist attack or the outbreak, continuation or expansion of war or other hostilities. The terror attacks of September 11, 2001 have heightened this concern significantly. The aftermath of the war and continuing reconstruction process in Iraq, global anti-terrorism initiatives and political unrest in the Middle East and Southeast Asia continue to fuel this concern.
Tax Risk

Your tax liability may exceed your cash distributions.
      Cash is distributed at the sole discretion of the General Partner, and the General Partner does not currently intend to distribute cash. You nevertheless will be taxed on your share of the Fund’s taxable income and gain each year, regardless of whether you redeem any Units or receive any cash distributions from the Fund. Your share of such income or gain may not be the same as your share of the Fund’s profit for the year.

You could owe taxes on your share of the Fund’s ordinary income despite overall losses.
      If we were taxable as a corporation for federal income tax purposes in any taxable year, income, gains, losses and deductions would be reflected on our tax return rather than being passed through (proportionately) to Unitholders, and our net income would be taxed at corporate rates which are the same for ordinary income and capital gains. Taxation of the Fund as a corporation rather than a partnership could materially reduce the NAV of the Fund as compared to taxation as a partnership. In addition, any distributions made to Unitholders with respect to their Units could be treated as dividend income taxable to Unitholders at ordinary rates.

There is the possibility of a tax audit.
      We cannot assure you that a taxing authority will not audit the Fund’s tax returns or that an audit will not result in unfavorable adjustments to the Fund’s returns.

Non-U.S. investors may face currency risk and local tax consequences.
      Non-U.S. investors should note that the Units are denominated in U.S. dollars and that changes in the rates of exchange between currencies may reduce the value of their investment. Non-U.S. investors should consult their own tax advisors concerning the applicable foreign as well as the U.S. tax implications of an investment in the Fund. Non-U.S. investors may also be subject to special redemption provisions if they fail to furnish us (or another appropriate person) with a timely and properly completed Form W-8BEN or other applicable form.

We have not received a ruling or assurances from the IRS with respect to our classification as a partnership.
      We have not requested any ruling from the Internal Revenue Service (IRS) with respect to our classification as a partnership for federal income tax purposes. Accordingly, the IRS may propose positions that differ from the conclusions expressed by us. It may be necessary to resort to administrative or court proceedings in an effort to sustain some or all of those conclusions, and some or all of those conclusions ultimately may not be sustained. The limited partners and our General Partner will bear, directly or indirectly, the costs of any contest with the IRS.

Our tax treatment depends on our partnership status and if the IRS treats us as a corporation for tax purposes, it would adversely affect distributions to our Unitholders and our ability to make payments on our debt securities.
      Based upon the continued accuracy of the representations of our General Partner, we believe that under current law and regulations we will continue to be classified a partnership for federal income tax purposes. However, as stated above, we have not requested, and will not request, any ruling from the IRS as to this status. In addition, you cannot be sure that those representations will continue to be accurate. If the IRS were to challenge our federal income tax status, such a challenge could result in (i) an audit of each Unitholder’s entire tax return and (ii) adjustments to items on that return that are unrelated to the ownership of Units or other limited partner interests. In addition, each Unitholder would bear the cost of any expenses incurred in connection with an examination of its personal tax return.
      If we were taxable as a corporation for federal income tax purposes in any taxable year, our income, gains, losses and deductions would be reflected on our tax return rather than being passed through (proportionately) to Unitholders, and our net income would be taxed at corporate rates. In addition, some or all of the distributions made to Unitholders would be treated as dividend income and would be reduced as a result of the federal, state and local taxes paid by us.
THE OFFERING
What is the Fund?
      The Fund is a Delaware Limited Partnership (LP) organized on May 12, 2005. The Fund maintains its main business office at 1320 Harbor Bay Parkway, Suite 145, Alameda, California 94502. The Fund is a commodity pool. It operates pursuant to the terms of the LP Agreement attached as Exhibit                     , which grants full management control to the General Partner. The General Partner is staffed by Mr. Gerber and Mr. Love.
      Mr. Gerber maintains his main business office at 1320 Harbor Bay Parkway, Suite 145, Alameda, California 94502. Mr. Gerber is the founder and co-manager of the Ameristock Mutual Fund, Inc. Prior to managing Ameristock Mutual Fund Inc., Mr. Gerber served as a portfolio manager with Bank of America Capital Management, where he was responsible for the daily stewardship of four funds with a combined value in excess of $240 million. Before joining Bank of America, he was Managing Director of the Marc Stevens Futures Index Fund. It was there that he created and managed a futures index fund that was ultimately purchased by Newport Commodities. Mr. Gerber’s two decades of experience in institutional investment include a successful stint as a floor trader on the New York Futures Exchange. He holds an MBA in finance from the University of San Francisco and a BA from Skidmore College.
      Mr. Love maintains his main business office at 1320 Harbor Bay Parkway, Suite 145, Alameda, California 94502. Mr. Love serves as the operations manager of Ameristock Corporation, where he is responsible for marketing the Ameristock Mutual Fund. Prior to joining Ameristock Corporation, Mr. Love was the project manager for TouchVision Interactive where he provided leadership to project teams while assisting with business and process development. Before joining TouchVision Interactive, Mr. Love was the managing director of Jamison/ Gold (Keane Inc.) where he provided leadership to all departments including operations, production, technology, sales, marketing, administration, recruiting, and finance. Mr. Love’s experience also includes leading a group of multimedia producers who controlled web and kiosk projects from pre-contract to deployment. He holds a BFA in cinema-television from the University of Southern California.
      The General Partner, Mr. Gerber, and Mr. Love do not have significant recent experience in operating a commodity pool.
Who is the General Partner?
      Our sole General Partner is Standard Asset Management, LLC, a Delaware limited liability company formed on May 10, 2005. The General Partner is a wholly-owned subsidiary of Wainwright Holdings, Inc., a Delaware corporation. Mr. Gerber controls Wainwright by virtue of his ownership of Wainwright’s shares. Wainwright is a holding company that also owns an insurance company organized under Bermuda law. Standard Asset Management, LLC’s registration as a commodity pool operator is in process and it maintains its main business office at 1320 Harbor Bay Parkway, Suite 145 Alameda, California 94502.
      The business and affairs of our General Partner are managed by a board of directors, and will be comprised of four management directors who are also our executive officers and three independent directors who make up the audit committee and meet the independent director requirements established by [the Stock Exchange] and the Sarbanes-Oxley Act of 2002. Through its board of directors, our General Partner manages our day-to-day operations.
How Does the Fund Operate?
      The Fund is a limited partnership (LP) organized under Delaware law on May 12, 2005. The Fund is operated pursuant to the LP Agreement. It is managed and controlled by Standard Asset Management, LLC, the General Partner. The General Partner is in the process of registering as a commodities pool operator registered with the Commodities Futures Association.
      The investment objective of the Fund is for the Unit’s net asset value (NAV) to reflect the performance of the price of light, sweet crude oil, less the Fund’s expenses. The Fund invests in Oil Futures Contracts, which are futures contracts for light, sweet crude oil that are traded on the New York Mercantile Exchange, and Other Oil Interests such as options on Oil Futures Contracts and forward contracts for oil.
      The General Partner believes that the Fund’s NAV will closely track the price of the Oil Futures Contracts the Fund invests in. Specifically, the General Partner will endeavor to place the Fund’s trades in Oil Futures Contracts and otherwise manage the Fund’s investments so that A will be within plus/minus 10 percent of B, where:
      A is the average daily change in the Fund’s NAV for any period of 30 successive Valuation Days (any day as of which the Fund calculates its NAV), and
      B is the average daily change in the price of Oil Futures Contract over the same period. For purposes of this calculation only, “Oil Futures Contract” means the near-month Oil Futures Contract, except that on each Valuation Day within the two week period preceding a monthly expiration date, “Oil Futures Contract” means the one month out Oil Futures Contract.
      The General Partner also believes that market arbitrage opportunities will cause the Fund’s Unit price on the Stock Exchange to closely track the Fund’s NAV and that the price of Oil Futures Contracts has historically closely tracked the spot price of light, sweet crude oil. The General Partner believes that the net effect of these expected interrelationships will be that the price of the Fund’s Units on the Stock Exchange will closely track the spot price of a barrel of light, sweet crude oil, less the Fund’s expenses.

      These relationships are illustrated in the following diagram:
      The General Partner employs a “neutral” investment strategy intended to track the price of light, sweet crude oil regardless of whether the price of oil goes up or goes down. The Fund’s “neutral” investment objective is designed to permit investors generally to purchase and sell the Fund’s Units for the purpose of investing indirectly in oil in a cost-effective manner, and/or to permit participants in the oil or other industries to hedge the risk of losses in their oil-related transactions.

      The Units may be purchased by investors only in blocks of 100,000 Units called Creation Baskets. The amount of the purchase payment for a Creation Basket is equal to the aggregate NAV of the Fund Units in the Creation Basket. Similarly, investors may redeem Units only in blocks of 100,000 Units called Redemption Baskets. The amount of the redemption proceeds for a Redemption Basket is equal to the aggregate NAV of the Fund Units in the Redemption Basket. Throughout each day that the Fund’s Units are traded on the [Stock Exchange], the amount of the purchase payment for a Creation Basket and the redemption proceeds for a Redemption Basket are published.
      While the Fund only issues Units in large blocks called Creation Baskets, Units may also be purchased and sold in much smaller increments in the secondary market. These transactions, however, are not made at the Fund’s NAV, but rather are made at market prices which as noted may vary throughout the day and may differ from the Fund’s NAV. Like any listed security, exchange-traded fund Units can be purchased and sold at any time a secondary market is open.
      Standard Asset Management, Inc., the General Partner of the Fund, believes that for many investors the Units represent a cost-effective way to invest indirectly in light, sweet crude oil. However, as noted, because the Fund invests in Oil Futures Contracts and Other Oil Interests rather than directly in oil, the performance of the price of the Units may not accurately and consistently reflect the performance of the price of oil.
Trading Policies of the Fund

Liquidity
      The Fund invests only in Oil Futures Contracts and Other Oil Interests that are traded in sufficient volume to permit, in the opinion of the General Partner, ease of taking and liquidating positions in these financial interests.

Spot Commodities
      Although the Fund does not expect to make or take delivery of oil, it is authorized to do so. In addition, the Fund may from time to time trade in spot, or cash, oil.

Leverage
      While the Fund’s ratio of variation margin to total assets generally range from 0% to 5%, the General Partner endeavors to have the Fund’s Treasuries at all times approximate the aggregate value of the Fund’s Oil Futures Contracts and Other Oil Interests.

Borrowings
      Borrowings will not be used by the Fund, unless the Fund is required to borrow money in the event of delivery, if the Fund trades in cash commodities, or for short term needs created by unexpected redemptions.

Spreads and Straddles
      The Fund may employ spreads or straddles in its trading. Spreads and straddles are futures trading transactions involving the simultaneous buying and selling of a particular futures contract in the same or a related commodity but involving different delivery dates. The purpose of these trades is to earn profits from a widening or narrowing movement of the two prices of the futures contracts.

Pyramiding
      The Fund does not employ the technique, commonly known as pyramiding, in which the speculator uses unrealized profits on existing positions as variation margin for the purchase or sale of additional positions in the same or another commodity interest.

Transfer Agent and Registrar
      [Insert name] is expected to act as the registrar and transfer agent for our Units and will receive a fee from us for serving in such capacities. All fees charged by the transfer agent for transfers and withdrawals of Units are borne by us and not by the limited partners, except that fees similar to those customarily paid by stockholders for surety bond premiums to replace lost or stolen certificates, taxes or other governmental charges, special charges for services requested by a limited partner and other similar fees or charges are borne by the affected limited partner. There is no charge to limited partners for disbursements of our distributions of available cash. We indemnify the transfer agent and its agents from certain liabilities.
      The transfer agent may at any time resign, by notice to us, or be removed by us. Such resignation or removal will become effective upon the appointment by our General Partner of a successor transfer agent and registrar and its acceptance of such appointment. If no successor has been appointed and has accepted such appointment with 30 days after notice of such resignation or removal, our General Partner is authorized to act as the transfer agent and registrar until a successor is appointed.

Limited Voting Rights
      Our General Partner manages our day-to-day operations and strategic direction. You will have no right to elect or remove our General Partner and the Fund has no directors. You will only have the right to vote if the General Partner elects to terminate the Partnership.

Transfer of Units
      Until a Unit has been transferred on our books, we and the transfer agent may treat the record holder thereof as the absolute owner for all purposes, notwithstanding any notice to the contrary or any notation or other writing on the certificate representing such Unit, except as otherwise required by law. Any transfer of Units will not be recorded by the transfer agent or recognized by us unless certificate(s) representing those Units are surrendered. When acquiring Units, the transferee of such Units:

•	is an assignee until admitted as a substituted limited partner;

•	automatically requests admission as a substituted limited partner;

•	agrees to be bound by the terms and conditions of, and executes, our LP Agreement;

•	represents that such transferee has the capacity and authority to enter into our LP Agreement;

•	grants powers of attorney to our General Partner and any liquidator of us; and

•	makes the consents and waivers contained in our LP Agreement.
      An assignee will become a limited partner in respect of the transferred Units upon the consent of our General Partner and the recordation of the name of the assignee on our books and records. Such consent may be withheld in the sole discretion of our General Partner. Our Units are securities and are transferable according to the laws governing transfers of securities.
      In addition to other rights acquired upon transfer, the transferor gives the transferee the right to request admission as a substituted limited partner in respect of the transferred Units. A purchaser or transferee of Units who does not become a limited partner obtains only (1) the right to assign the Units to a purchaser or other transferee and (2) the right to transfer the right to seek admission as a substituted limited partner with respect to the transferred Units. Thus, a purchaser or transferee of Units who does not meet the requirements of limited partner admission will not be the record holder of such Units, will not receive cash distributions unless the Units are held in a nominee or street name account and the nominee or broker has ensured that such transferee satisfies such requirements of admission with respect to such Units and may not receive certain federal income tax information or reports furnished to holders of record.

What are Oil Futures Contracts?
      Crude oil is the world’s most actively traded commodity, and the NYMEX’s light, sweet crude oil futures contract (referred to in this prospectus as “Oil Futures Contracts”) is the world’s most liquid forum for crude oil trading, as well as the world’s largest-volume futures contract trading on a physical commodity. Because of its excellent liquidity and price transparency, Oil Futures Contracts are used as a principal international pricing benchmark.
      Oil Futures Contracts are agreements between two parties. One party agrees to buy oil from the other party at a later date at a price and quantity agreed-upon when the contract is made. Oil Futures Contracts are traded on the New York Mercantile Exchange, or “NYMEX.” NYMEX is located in New York City and is the principal exchange for the trading of oil futures contracts generally. The NYMEX began commodities trading in 1872, organized as the Butter and Cheese Exchange of New York, and has since traded a variety of commodity products. The establishment of energy futures on the NYMEX occurred in 1978, with the introduction of heating oil futures contracts. The NYMEX opened trading in leaded gasoline futures in 1981, followed by the oil futures contract in March 1983 and unleaded gasoline futures in 1984.
      NYMEX offers a central marketplace in which to transact Oil Futures Contracts, a clearing corporation to process trades, a standardization of expiration dates and contract sizes, and the availability of a secondary market. NYMEX also specifies the terms and conditions of delivery and the maximum permissible price movement during a trading session. NYMEX also has position limit rules that limit the amount of Oil Futures Contracts that any one party may hold at any point in time. These position limit rules are designed to prevent any one participant from controlling a significant portion of the oil market.
      In the market for Oil Futures Contracts, NYMEX takes the other side in all transactions, either buying or selling directly to market participants. Therefore, NYMEX acts as the counterparty to all Oil Futures Contracts. Accordingly, the Fund’s obligation is to NYMEX, and the Fund will look to NYMEX to satisfy the Fund’s rights under the Oil Futures Contracts.
      When purchasing stocks or bonds, the buyer acquires ownership in the security. However, buyers of Oil Futures Contracts are not entitled to ownership of the underlying oil until and unless they decide to accept delivery at expiration of the contract. In practice, delivery of the underlying oil to satisfy a futures contract rarely occurs because most futures traders use the liquidity of NYMEX to sell their Oil Futures Contract before expiration.
      Certain significant characteristics of Oil Futures Contracts are discussed below. Additional risks of investing in Oil Futures Contracts is included in “What are the Risk Factors?” on page      .
      Price Limits. NYMEX imposes on each Oil Futures Contract a maximum permissible price movement for each trading session. If the maximum permissible price movement is achieved on any trading day, no more trades may be executed above (or below, if the price has moved downward) that limit. Therefore, if the Fund wished to execute a trade outside the daily permissible price movement, it would be prevented from doing so by NYMEX rules, and would have to wait for another trading session to execute its transaction.
      Price Volatility. Despite the daily price limits on NYMEX, the price volatility of Oil Futures Contracts has been historically greater than that for traditional securities such as stocks and bonds. Because the Fund invests a significant portion of its assets in Oil Futures Contracts, the assets of the Fund, and therefore the prices of the Fund Units, may be subject to greater volatility.
      Marking-to-Market Futures Positions. NYMEX marks every Oil Futures Contract to market at the end of each trading day, to ensure that the outstanding futures obligations are limited by the maximum daily permissible price movement. This process of marking-to-market is designed to prevent losses from accumulating in any futures account. Therefore, if the Fund’s futures positions have declined in value, the Fund may be required to post additional variation margin to cover this decline. Alternatively, if the Fund’s futures positions have increased in value, this increase will be credited to the Fund’s account.

What is the Crude Oil Market?
      The Oil Futures Contract is based on light, sweet crude oil delivered to Cushing, Oklahoma, which is also accessible to the international spot markets via pipelines. The contract provides for delivery of several grades of domestic and internationally traded foreign crudes, and serves the diverse needs of the physical market.
      Light, sweet crudes are preferred by refiners because of their low sulfur content and relatively high yields of high-value products such as gasoline, diesel fuel, heating oil, and jet fuel.
      Demand for petroleum products by consumers, as well as agricultural, manufacturing and transportation industries, determines demand for crude oil by refiners. Since the precursors of product demand are linked to economic activity, crude oil demand will tend to reflect economic conditions. However, other factors such as weather also influence product and crude oil demand.
      Crude oil supply is determined by both economic and political factors. Oil prices (along with drilling costs, availability of attractive prospects for drilling, taxes and technology) determine exploration and development spending, which influence output capacity with a lag. In the short run, production decisions by the Organization of Petroleum Exporting Countries (OPEC) also affects supply and prices. Oil export embargoes and the current conflicts in Iraq represent other routes through which political developments move the market.
      It is not possible to predict the aggregate effect of all or any combination of these factors.
How Will the Fund Purchase and Sell Oil Futures Contracts?
      The Fund’s investment objective is for its Units to reflect the performance of the price of light, sweet crude oil. The Fund’s investment strategy is to invest primarily in Oil Futures Contracts. The Fund seeks to have its aggregate net asset value approximate at all times the outstanding value of Oil Futures Contracts (or Other Oil Interests) the Fund holds.
      At any given time, a significant majority of the Fund’s investments is in short-term Treasuries that serve as segregated assets supporting the Fund’s positions in Oil Futures Contracts. For example, the purchase of an Oil Futures Contract with a stated value of $10 million would not require the Fund to pay $10 million upon entering into the contract; rather, only a margin deposit, generally of 5% or less of the stated value of the Oil Futures Contract, would be required. To secure its Oil Futures Contract obligations, the Fund would then segregate in a margin account Treasuries in an amount equal to the balance of the current market value of the contract, which at the contract’s inception would be $10 million minus the amount of the deposit, or $9.5 million.
What is the Fund’s Plan of Distribution?

Buying and Selling Units
      Most investors will buy and sell Units of the Fund in secondary market transactions through brokers. Units trade on the [Stock Exchange] under the ticker symbol listed in this prospectus. Units can be bought and sold throughout the trading day like other publicly traded securities. When buying or selling Units through a broker, most investors will incur customary brokerage commissions and charges.

Distributors
      The offering of the Fund’s Units is a best efforts offering. The Fund is offering Creation Baskets consisting of 100,000 Units through the Distributor, to Authorized Purchasers. [Name of initial Authorized Purchaser] is expected to be the initial Authorized Purchaser. The initial Authorized Purchaser has agreed, subject to conditions, to purchase the initial Creation Basket of 100,000 Units at an initial offering price per unit equal to the opening price of near-month Oil Futures Contracts as traded and reported on the New York Mercantile Exchange on the first day of the offering. Authorized Purchasers will pay a $1,000 fee for the creation of Creation Baskets. The per unit price of Units offered in Creation

Baskets on any subsequent day will be the total NAV of the Fund calculated on that day divided by the number of issued and outstanding Units. The Distributor is not required to sell any specific number or dollar amount of Units, but will use its best efforts to sell the Units offered.
      In connection with the offering and sale of the underwritten Units, the Distributor will be paid a set aggregate fee.

Types of Fees	Amount

Fees to be Received by the Distributor	$

Calculating NAV
      The Fund calculates its NAV by:

•	Taking the current market value of its total assets

•	Subtracting any liabilities

•	Dividing that amount by the total number of Units issued and outstanding
      The [Administrator] calculates the NAV of the Fund’s Units after the close of the NYMEX each day. The [Stock Exchange] calculates an approximate net asset value every 15 seconds throughout each day the Fund’s Units are traded on the [Stock Exchange] for as long as the NYMEX’s main floor pricing mechanism is open. These approximate net asset values may vary from the NAV calculated by the Fund. The normal trading hours of the NYMEX are 10:00am EST to 2:30pm EST. The normal trading hours of the [Stock Exchange] are 9:30am EST to 4:00pm EST. This means that there will be a gap in time at the beginning and the end of each day during which the Fund’s Units will be traded on the [Stock Exchange], but real-time NYMEX trading prices for the Oil Futures Contracts the Fund invests in, will not be available. Therefore, NYMEX prices reported during such times should be used only for informational purposes.

Unit Trading Prices
      The trading prices of the Fund’s Units listed on the [Stock Exchange] may differ from the Fund’s daily NAV per Unit and can be affected not only by movements in the Fund’s NAV, but by market forces of supply and demand, economic conditions and other factors as well. The Exchange intends to disseminate the approximate net asset value per Unit every 15 seconds throughout each day the Fund’s Units are traded on the [Stock Exchange.] This approximate value should not be viewed as a “real-time” update of the NAV per unit of the Fund, because the approximate value may not be calculated in the same manner as the NAV, which is computed once a day. The Fund is not involved in, or responsible for, the calculation or dissemination of such values and makes no warranty as to their accuracy.

Creations and Redemptions
      The Units may be purchased by investors only in blocks of 100,000 Units called Creation Baskets. The amount of the purchase payment for a Creation Basket is equal to the aggregate NAV of the Units in the Creation Basket. Similarly, investors may redeem Units only in blocks of 100,000 Units called Redemption Baskets. The amount of the redemption proceeds for a Redemption Basket is equal to the aggregate NAV of the Units in the Redemption Basket. Throughout each day the Fund’s Units are traded on the [Stock Exchange], the amount of the purchase payment for a Creation Basket and the redemption proceeds for a Redemption Basket are published. The Fund reserves the right to pay for a Redemption Basket with Treasuries or other Fund securities.
      Creations and redemptions must be made through an authorized firm that is either a member of the Continuous Net Settlement System of the NSCC or a DTC participant, and in each case, must have executed a Participant Agreement with the Distributor with respect to creations and redemptions. Because new Units may be created and issued on an ongoing basis, at any point during the life of the Fund a

“distribution,” as such term is used in the Securities Act of 1933 (the “Securities Act”), may be occurring. Broker-dealers and other persons are cautioned that some activities on their part may, depending on the circumstances, result in their being deemed participants in a distribution in a manner that could render them statutory underwriters and subject to the prospectus delivery and liability provisions of the Securities Act. Nonetheless, any determination of whether a broker-dealer or other person is an underwriter must take into account all the relevant facts and circumstances of each particular case. Broker-dealers should also note that dealers who are not “underwriters,” but are participating in a distribution (as contrasted to ordinary secondary transactions), and thus dealing with Units that are part of an “unsold allotment” within the meaning of section 4(3)(C) of the Securities Act, would be unable to take advantage of the prospectus delivery exemption provided by section 4(3) of the Securities Act.
Use of Proceeds
      The General Partner will initially apply all of the Fund assets toward trading in Oil Futures Contracts and cash reserves. The General Partner has sole authority to determine the percentage of assets that will be:

•	held on deposit with the futures commission merchant or other custodian

•	used for other investments, and

•	held in bank accounts to pay current obligations and as reserves.
      The General Partner expects to deposit substantially all of the Fund’s net assets with the futures commission merchant or other custodian for trading.
      The Fund uses only Treasuries to satisfy margin requirements. The General Partner expects that all entities that will hold or trade the Fund’s assets will be based in the United States and will be subject to United States regulations.
      The General Partner believes that 5% to 10% of the Fund’s assets will normally be committed as margin for commodity futures contracts. However, from time to time, the percentage of assets committed as margin may be substantially more, or less, than such range. All interest income is used for the Fund’s benefit.
      The futures commission merchant, government agency or commodity exchange could increase margins applicable to the Fund to hold trading positions at any time. Moreover, margin is merely a security deposit and has no bearing on the profit or loss potential for any positions taken.
      Once the Fund’s assets exceed $500,000,000, the Fund will reimburse the General Partner in the amount of $500,000 for offering and organizational expenses incurred up to the end of the twelfth month of operation after the commencement of business. The Fund will reimburse the General Partner in the amount of another $500,000 when the Fund’s assets exceed $1,000,000,000.
STATEMENT OF ADDITIONAL INFORMATION
The Commodity Interest Markets

General
      The Commodity Exchange Act or CEA governs the regulation of commodity interest transactions, markets and intermediaries. In December 2000, the CEA was amended by the Commodity Futures Modernization Act of 2000, or CFMA, which substantially revised the regulatory framework governing certain commodity interest transactions and the markets on which they trade. The CEA, as amended by the CFMA, now provides for varying degrees of regulation of commodity interest transactions depending upon the variables of the transaction. In general, these variables include (1) the type of instrument being traded (e.g., contracts for future delivery, options, swaps or spot contracts), (2) the type of commodity underlying the instrument (distinctions are made between instruments based on agricultural commodities, energy and metals commodities and financial commodities), (3) the nature of the parties to the transaction (retail, eligible contract participant, or eligible commercial entity), (4) whether the transaction is entered into on a principal-to-principal or intermediated basis, (5) the type of market on which the transaction occurs, and (6) whether the transaction is subject to clearing through a clearing organization. Information regarding commodity interest transactions, markets and intermediaries, and their associated regulatory environment, is provided below.

Futures Contracts
      A futures contract such as an Oil Futures Contract is a standardized contract traded on, or subject to the rules of, an exchange that calls for the future delivery of a specified quantity and type of a commodity at a specified time and place. Futures contracts are traded on a wide variety of commodities, including agricultural products, bond, stock index, interest rate, currency, energy and metal markets. The size and terms of futures contracts on a particular commodity are identical and are not subject to any negotiation, other than with respect to price and quantity between the buyer and seller.
      The contractual obligations of a buyer or seller may be satisfied by taking or making physical delivery of an approved grade of commodity or by making an offsetting sale or purchase of an identical futures contract on the same or linked exchange before the designated date of delivery. The difference between the price at which the futures contract is purchased or sold and the price paid for the offsetting sale or purchase, after allowance for brokerage commissions, constitutes the profit or loss to the trader. Some futures contracts, such as stock index contracts, settle in cash (reflecting the difference between the contract purchase/sale price and the contract settlement price) rather than by delivery of the underlying commodity.
      In market terminology, a trader who purchases a futures contract is long in the market and a trader who sells a futures contract is short in the market. Before a trader closes out his long or short position by an offsetting sale or purchase, his outstanding contracts are known as open trades or open positions. The aggregate amount of open positions held by traders in a particular contract is referred to as the open interest in such contract.

Forward Contracts
      A forward contract is a contractual obligation to purchase or sell a specified quantity of a commodity at or before a specified date in the future at a specified price and, therefore, is economically similar to a futures contract. Unlike futures contracts, however, forward contracts are typically traded in the over-the-counter markets and are not standardized contracts. Forward contracts for a given commodity are generally available in any size and maturity and are subject to individual negotiation between the parties involved. Moreover, generally there is no direct means of offsetting or closing out a forward contract by taking an offsetting position as one would a futures contract on a U.S. exchange. If a trader desires to close out a forward contract position, he generally will establish an opposite position in the contract but will settle and recognize the profit or loss on both positions simultaneously on the prompt date, or the delivery date. Thus, unlike in the futures contract market where a trader who has offset positions will recognize profit or loss immediately, in the forward market a trader with a position that has been offset at a profit will generally not receive such profit until the prompt date, and likewise a trader with a position that has been offset at a loss will generally not have to pay money until the prompt date. In recent years, however, the terms of forward contracts have become more standardized, and in some instances such contracts now provide a right of offset or cash settlement as an alternative to making or taking delivery of the underlying commodity.
      The forward markets provide what has typically been a highly liquid market for foreign exchange trading, and in certain cases the prices quoted for foreign exchange forward contracts may be more favorable than the prices for foreign exchange futures contracts traded on U.S. exchanges. The forward markets are largely unregulated. Forward contracts are, in general, not cleared or guaranteed by a third party. Commercial banks participating in trading foreign exchange forward contracts often do not require margin deposits, but rely upon internal credit limitations and their judgments regarding the creditworthiness of their counterparties. In recent years, however, many over-the-counter market participants in foreign exchange trading have begun to require that their counterparties post margin.
      Further, as the result of the CFMA, over-the-counter derivative instruments such as forward contracts and swap agreements (and options on forwards and physical commodities) may begin to be traded on lightly-regulated exchanges or electronic trading platforms that may, but are not required to, provide for clearing facilities. Exchanges and electronic trading platforms on which over-the-counter instruments may be traded and the regulation and criteria for that trading are more fully described below under “Futures Exchanges and Clearing Organizations.” Nonetheless, absent a clearing facility, the Fund’s trading in foreign exchange and other forward contracts is exposed to the creditworthiness of the counterparties on the other side of the trade.

Options on Futures Contracts
      Options on futures contracts are standardized contracts traded on an exchange. An option on futures contract gives the buyer of the option the right, but not the obligation, to take a position at a specified price (the striking, strike, or exercise price) in the underlying futures contract or underlying interest. The buyer of a call option acquires the right, but not the obligation, to purchase or take a long position in the underlying interest, and the buyer of a put option acquires the right, but not the obligation, to sell or take a short position in the underlying interest.
      The seller, or writer, of an option is obligated to take a position in the underlying interest at a specified price opposite to the option buyer if the option is exercised. Thus, the seller of a call option must stand ready to take a short position in the underlying interest at the strike price if the buyer should exercise the option. The seller of a put option, on the other hand, must stand ready to take a long position in the underlying interest at the strike price.
      A call option is said to be in-the-money if the strike price is below current market levels and out-of-the-money if the strike price is above current market levels. Conversely, a put option is said to be in-the-money if the strike price is above the current market levels and out-of-the-money if the strike price is below current market levels.
      Options have limited life spans, usually tied to the delivery or settlement date of the underlying interest. Some options, however, expire significantly in advance of such date. The purchase price of an option is referred to as its premium, which consists of its intrinsic value plus its time value. As an option nears its expiration date, the time value shrinks and the market and intrinsic values move into parity. An option that is out-of-the-money and not offset by the time it expires becomes worthless. On certain exchanges, in-the-money options are automatically exercised on their expiration date, but on others unexercised options simply become worthless after their expiration date.
      Regardless of how much the market swings, the most an option buyer can lose is the option premium. The option buyer deposits his premium with his broker, and the money goes to the option seller. Option sellers, on the other hand, face risks similar to participants in the futures markets. For example, since the seller of a call option is assigned a short futures position if the option is exercised, his risk is the same as someone who initially sold a futures contract. Because no one can predict exactly how the market will move, the option seller posts margin to demonstrate his ability to meet any potential contractual obligations.

Options on Forward Contracts or Commodities
      Options on forward contracts or commodities operate in a manner similar to options on futures contracts. An option on a forward contract or commodity gives the buyer of the option the right, but not the obligation, to take a position at a specified price in the underlying forward contract or commodity. However, similar to forward contracts, options on forward contracts or on commodities are individually negotiated contracts between counterparties and are typically traded in the over-the-counter market.

Therefore, options on forward contracts and physical commodities possess many of the same characteristics of forward contracts with respect to offsetting positions and credit risk that are described above.

Swap Contracts
      Swap transactions generally involve contracts with a counterparty to exchange a stream of payments computed by reference to a notional amount and the price of the asset that is the subject of the swap. Swap contracts are principally traded off-exchange, although recently, as a result of regulatory changes enacted as part of the CFMA, certain swap contracts are now being traded in electronic trading facilities and cleared through clearing organizations.
      Swaps are usually entered into on a net basis, that is, the two payment streams are netted out in a cash settlement on the payment date or dates specified in the agreement, with the parties receiving or paying, as the case may be, only the net amount of the two payments. Swaps do not generally involve the delivery of underlying assets or principal. Accordingly, the risk of loss with respect to swaps is generally limited to the net amount of payments that the party is contractually obligated to make. In some swap transactions the counterparty may require collateral deposits to support the obligation under the swap agreement. If the counterparty to such a swap defaults, the risk of loss consists of the net amount of payments that the party is contractually entitled to receive in addition to any collateral deposits made with the counterparty.

Participants
      The two broad classes of persons who trade commodities are hedgers and speculators. Hedgers include financial institutions that manage or deal in interest rate-sensitive instruments, foreign currencies or stock portfolios, and commercial market participants, such as farmers and manufacturers, that market or process commodities. Hedging is a protective procedure designed to lock in profits that could otherwise be lost due to an adverse movement in the underlying commodity, for example, the adverse price movement between the time a merchandiser or processor enters into a contract to buy or sell a raw or processed commodity at a certain price and the time he must perform the contract. In such a case, at the time the hedger contracts to buy the commodity at a future date he will simultaneously buy a futures or forward contract for the necessary equivalent quantity of the commodity. At the time for performance of the contract, the hedger may accept delivery under his futures contract or he may buy the actual commodity and close out his position by making an offsetting sale of a futures contract.
      The commodity interest markets enable the hedger to shift the risk of price fluctuations. The usual objective of the hedger is to protect the profit that he expects to earn from farming, merchandising, or processing operations rather than to profit from his trading. However, at times the impetus for a hedge transaction may result in part from speculative objectives.
      Unlike the hedger, the speculator generally expects neither to make nor take delivery of the underlying commodity. Instead, the speculator risks his capital with the hope of making profits from price fluctuations in the commodities. The speculator is, in effect, the risk bearer who assumes the risks that the hedger seeks to avoid. Speculators rarely make or take delivery of the underlying commodity; rather they attempt to close out their positions prior to the delivery date. Because the speculator may take either a long or short position in commodities, it is possible for him to make profits or incur losses regardless of whether prices go up or down.

Futures Exchanges and Clearing Organizations
      Futures exchanges provide centralized market facilities in which multiple persons have the ability to execute or trade contracts by accepting bids and offers from multiple participants. Futures exchanges may provide for execution of trades at a physical location utilizing trading pits and/or may provide for trading to be done electronically through computerized matching of bids and offers pursuant to various algorithms. Members of a particular exchange and the trades executed on such exchanges are subject to the rules of that exchange. Futures exchanges and clearing organizations are given reasonable latitude in promulgating rules and regulations to control and regulate their members. Examples of regulations by exchanges and clearing organizations include the establishment of initial margin levels, rules regarding trading practices, contract specifications, speculative position limits, daily price fluctuation limits, and execution and clearing fees.
      Clearing organizations provide services designed to mutualize or transfer the credit risk arising from the trading of contracts on an exchange or other electronic trading facility. Once trades made between members of an exchange or electronic trading facility have been confirmed, the clearing organization becomes substituted for the clearing member acting on behalf of each buyer and each seller of contracts traded on the exchange or trading platform and in effect becomes the other party to the trade. Thereafter, each clearing member party to the trade looks only to the clearing organization for performance. The clearing organization generally establishes some sort of security or guarantee fund to which all clearing members of the exchange must contribute; this fund acts as an emergency buffer that enables the clearing organization, at least to a large degree, to meet its obligations with regard to the other side of an insolvent clearing member’s contracts. The clearing organizations do not deal with customers, but only with their member firms and the guarantee of performance for open positions provided by the clearing organization does not run to customers. Furthermore, the clearing organization requires margin deposits and continuously marks positions to market to provide some assurance that their members will be able to fulfill their contractual obligations. Thus, a central function of the clearing organization is to ensure the integrity of trades, and members effecting transactions on an exchange need not concern themselves with the solvency of the party on the opposite side of the trade; their only remaining concerns are the respective solvencies of their clearing broker and the clearing organization.

U.S. Futures Exchanges
      Futures exchanges in the U.S. are subject to varying degrees of regulation by the CFTC based on their designation as one of the following: a designated contract market, a derivatives transaction execution facility, an exempt board of trade or an electronic trading facility.
      A designated contract market is the most highly regulated level of futures exchange. Designated contract markets may offer products to retail customers on an unrestricted basis. To be designated as a contract market, the exchange must demonstrate that it satisfies specified general criteria for designation, such as having the ability to prevent market manipulation, rules and procedures to ensure fair and equitable trading, position limits, dispute resolution procedures, minimization of conflicts of interest and protection of market participants. Among the principal designated contract markets in the United States are the Chicago Board of Trade, the Chicago Mercantile Exchange (CME) and the New York Mercantile Exchange (NYMEX). Each of the designated contract markets in the United States must provide for the clearance and settlement of transactions with a CFTC-registered derivatives clearing organization.
      A derivatives transaction execution facility, or DTEF, is a new type of exchange that is subject to fewer regulatory requirements than a designated contract market but is subject to both commodity interest and participant limitations. DTEFs limit access to eligible traders that qualify as either eligible contract participants or eligible commercial entities for futures and option contracts on commodities that have a nearly inexhaustible deliverable supply, are highly unlikely to be susceptible to the threat of manipulation, or have no cash market, security futures products, and futures and option contracts on commodities that the CFTC may determine, on a case-by-case basis, are highly unlikely to be susceptible to the threat of manipulation. In addition, certain commodity interests excluded or exempt from the CEA, such as swaps, etc. may be traded on a DTEF. There is no requirement that a DTEF use a clearing organization, except with respect to trading in security futures contracts, in which case the clearing organization must be a securities clearing agency. However, if futures contracts and options on futures contracts on a DTEF are cleared, then it must be through a CFTC-registered derivatives clearing organization, except that some excluded or exempt commodities traded on a DTEF may be cleared through a clearing organization other than one registered with the CFTC.

      An exempt board of trade is also a newly designated form of exchange. An exempt board of trade is substantially unregulated, subject only to CFTC anti-fraud and anti-manipulation authority. An exempt board of trade is permitted to trade futures contracts and options on futures contracts provided that the underlying commodity is not a security or securities index and has an inexhaustible deliverable supply or no cash market. All traders on an exempt board of trade must qualify as eligible contract participants. Contracts deemed eligible to be traded on an exempt board of trade include contracts on interest rates, exchange rates, currencies, credit risks or measures, debt instruments, measures of inflation, or other macroeconomic indices or measures. There is no requirement that an exempt board of trade use a clearing organization. However, if contracts on an exempt board of trade are cleared, then it must be through a CFTC-registered derivatives clearing organization. A board of trade electing to operate as an exempt board of trade must file a written notification with the CFTC.
      An electronic trading facility, or ETF, is a new form of exchange that operates by means of an electronic or telecommunications network and maintains an automated audit trail of bids, offers, and the matching of orders or the execution of transactions on the ETF. The CEA does not apply to, and the CFTC has no jurisdiction over, transactions on an ETF in certain excluded commodities that are entered into between principals that qualify as eligible contract participants, subject only to CFTC anti-fraud and anti-manipulation authority. In general, excluded commodities include interest rates, currencies, securities, securities indices or other financial, economic or commercial indices or measures.
      The General Partner intends to monitor the development of and opportUnities and risks presented by the new less-regulated Exchanges and exempt boards and may, in the future, allocate a percentage of the Fund’s assets to trading in products on these exchanges. Provided the Fund maintains assets exceeding $5 million, the Fund would qualify as an eligible contract participant and thus would be able to trade on such exchanges.

Non-U.S. Futures Exchanges
      Non-U.S. futures exchanges differ in certain respects from their U.S. counterparts. Importantly, non-U.S. futures exchanges are not subject to regulation by the CFTC, but rather are regulated by their home country regulator. In contrast to U.S. designated contract markets, some non-U.S. exchanges are principals’ markets, where trades remain the liability of the traders involved, and the exchange or an affiliated clearing organization, if any, does not become substituted for any party. Due to the absence of a clearing system, such exchanges are significantly more susceptible to disruptions. Further, participants in such markets must often satisfy themselves as to the individual creditworthiness of each entity with which they enter into a trade. Trading on non-U.S. exchanges is often in the currency of the exchange’s home jurisdiction. Consequently, the Fund is subject to the additional risk of fluctuations in the exchange rate between such currencies and U.S. dollars and the possibility that exchange controls could be imposed in the future. Trading on non-U.S. exchanges may differ from trading on U.S. exchanges in a variety of ways and, accordingly, may subject the Fund to additional risks.

Speculative Position Limits
      The CFTC and U.S. designated contract markets have established limits or position accountability rules, referred to as speculative position limits or position limits, on the maximum net long or net short speculative position that any person or group of persons under common trading control (other than a hedger, which the Fund is not) may hold, own or control in commodity interests. Among the purposes of speculative position limits is to prevent a corner or squeeze on a market or undue influence on prices by any single trader or group of traders. The position limits established by the CFTC apply to certain agricultural commodity interests, such as grains (oats, barley, and flaxseed), soybeans, corn, wheat, cotton, eggs, rye, and potatoes. In addition, U.S. exchanges may set position limits for all commodity interests traded on that exchange. Certain exchanges or clearing organizations also set limits on the total net positions that may be held by a clearing broker. In general, no position limits are in effect in forward or other over-the-counter contract trading or in trading on non-U.S. futures exchanges, although the principals with which the Fund and the clearing brokers may trade in such markets may impose such limits as a matter of credit policy. For purposes of determining position limits the Fund’s commodity interest positions will not be attributable to investors in their own commodity interest trading.

Daily Price Limits
      Most U.S. futures exchanges (but generally not non-U.S. exchanges or, in the case of forward or over-the-counter contracts, banks or dealers) may limit the amount of fluctuation in some futures contract or options on futures contract prices during a single trading day by regulations. These regulations specify what are referred to as daily price fluctuation limits or more commonly, daily limits. The daily limits establish the maximum amount that the price of a futures or options on futures contract may vary either up or down from the previous day’s settlement price. Once the daily limit has been reached in a particular futures or options on futures contract, no trades may be made at a price beyond the limit. Positions in the futures or options contract may then be taken or liquidated, if at all, only at inordinate expense or if traders are willing to effect trades at or within the limit during the period for trading on such day. Because the daily limit rule governs price movement only for a particular trading day, it does not limit losses and may in fact substantially increase losses because it may prevent the liquidation of unfavorable positions. Futures contract prices have occasionally moved the daily limit for several consecutive trading days, thus preventing prompt liquidation of positions and subjecting the trader to substantial losses for those days.

Commodity Prices
      Commodity prices are volatile and, although ultimately determined by the interaction of supply and demand, are subject to many other influences, including the psychology of the marketplace and speculative assessments of future world and economic events. Political climate, interest rates, treaties, balance of payments, exchange controls and other governmental interventions as well as numerous other variables affect the commodity markets, and even with comparatively complete information it is impossible for any trader to predict reliably commodity prices.

Regulation
      Futures exchanges in the United States are subject to varying degrees of regulation under the CEA depending on whether such exchange is a designated contract market, DTEF, exempt board of trade or ETF. Derivatives clearing organizations are also subject to the CEA and CFTC regulation. The CFTC is the governmental agency charged with responsibility for regulation of futures exchanges and commodity interest trading conducted on those exchanges. The CFTC’s function is to implement the CEA’s objectives of preventing price manipulation and excessive speculation and promoting orderly and efficient commodity interest markets. In addition, the various exchanges and clearing organizations themselves exercise regulatory and supervisory authority over their member firms.
      The CFTC possesses exclusive jurisdiction to regulate the activities of commodity pool operators and commodity trading advisors and has adopted regulations with respect to the activities of those persons and/or entities. Under the CEA, a registered commodity pool operator, such as the General Partner, is required to make annual filings with the CFTC describing its organization, capital structure, management and controlling persons. In addition, the CEA authorizes the CFTC to require and review books and records of, and documents prepared by, registered commodity pool operators. Pursuant to this authority, the CFTC requires commodity pool operators to keep accurate, current and orderly records for each pool that they operate. The CFTC may suspend the registration of a commodity pool operator (1) if the CFTC finds that the operator’s trading practices tend to disrupt orderly market conditions, (2) if any controlling person of the operator is subject to an order of the CFTC denying such person trading privileges on any exchange, and (3) in certain other circumstances. Suspension, restriction or termination of the General Partner’s registration as a commodity pool operator would prevent it, until that registration were to be reinstated, from managing the Fund, and might result in the termination of, the Fund. The Fund itself is not required to be registered with the CFTC in any capacity.

      The CEA gives the CFTC similar authority with respect to the activities of commodity trading advisors. If a trading advisor’s commodity trading advisor registration were to be terminated, restricted or suspended, the trading advisor would be unable, until the registration were to be reinstated, to render trading advice to the Fund.
      The CEA requires all futures commission merchants, such as the Fund’s clearing brokers, to meet and maintain specified fitness and financial requirements, to segregate customer funds from proprietary funds and account separately for all customers’ funds and positions, and to maintain specified books and records open to inspection by the staff of the CFTC. The CFTC has similar authority over introducing brokers, or persons who solicit or accept orders for commodity interest trades but who do not accept margin deposits for the execution of trades. The CEA authorizes the CFTC to regulate trading by futures commission merchants and by their officers and directors, permits the CFTC to require action by exchanges in the event of market emergencies, and establishes an administrative procedure under which customers may institute complaints for damages arising from alleged violations of the CEA. The CEA also gives the states powers to enforce its provisions and the regulations of the CFTC.
      The Fund’s investors are afforded prescribed rights for reparations under the CEA. Investors may also be able to maintain a private right of action for violations of the CEA. The CFTC has adopted rules implementing the reparation provisions of the CEA, which provide that any person may file a complaint for a reparations award with the CFTC for violation of the CEA against a floor broker or a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, and their respective associated persons.
      Pursuant to authority in the CEA, the NFA has been formed and registered with the CFTC as a registered futures association. At the present time, the NFA is the only self-regulatory organization for commodity interest professionals, other than futures exchanges. The CFTC has delegated to the NFA responsibility for the registration of commodity trading advisors, commodity pool operators, futures commission merchants, introducing brokers, and their respective associated persons and floor brokers. The General Partner, each trading advisor, the selling agents and the clearing brokers are members of the NFA. As such, they are subject to NFA standards relating to fair trade practices, financial condition and consumer protection. the Fund itself is not required to become a member of the NFA. As the self-regulatory body of the commodity interest industry, the NFA promulgates rules governing the conduct of professionals and disciplines those professionals that do not comply with these rules. The NFA also arbitrates disputes between members and their customers and conducts registration and fitness screening of applicants for membership and audits of its existing members.
      The regulations of the CFTC and the NFA prohibit any representation by a person registered with the CFTC or by any member of the NFA, that registration with the CFTC, or membership in the NFA, in any respect indicates that the CFTC or the NFA, as the case may be, has approved or endorsed that person or that person’s trading program or objectives. The registrations and memberships of the parties described in this summary must not be considered as constituting any such approval or endorsement. Likewise, no futures exchange has given or will give any similar approval or endorsement.
      The regulation of commodity interest trading in the United States and other countries is an evolving area of the law. The various statements made in this summary are subject to modification by legislative action and changes in the rules and regulations of the CFTC, the NFA, the futures exchanges, clearing organizations and other regulatory bodies.
      The function of the CFTC is to implement the objectives of the CEA of preventing price manipulation and other disruptions to market integrity, avoiding systemic risk, preventing fraud and promoting innovation, competition and financial integrity of transactions. As mentioned above, this regulation, among other things, provides that the trading of commodity interest contracts generally must be upon exchanges designated as contract markets or DTEFs and that all trading on those exchanges must be done by or through exchange members. Under the CFMA, commodity interest trading in some commodities between sophisticated persons may be traded on a trading facility not regulated by the CFTC. As a general matter, trading in spot contracts, forward contracts, options on forward contracts or commodities, or swap contracts between eligible contract participants is not within the jurisdiction of the CFTC and may therefore be effectively unregulated. The trading advisors may engage in those transactions on behalf of the Fund in reliance on this exclusion from regulation.
      In general, the CFTC does not regulate the interbank and forward foreign currency markets with respect to transactions in contracts between certain sophisticated counterparties such as the Fund or between certain regulated institutions and retail investors. Although U.S. banks are regulated in various ways by the Federal Reserve Board, the Comptroller of the Currency and other U.S. federal and state banking officials, banking authorities do not regulate the forward markets.
      While the U.S. government does not currently impose any restrictions on the movements of currencies, it could choose to do so. The imposition or relaxation of exchange controls in various jurisdictions could significantly affect the market for that and other jurisdictions’ currencies. Trading in the interbank market also exposes the Fund to a risk of default since failure of a bank with which the Fund had entered into a forward contract would likely result in a default and thus possibly substantial losses to the Fund.
      The CFTC is prohibited by statute from regulating trading on non-U.S. futures exchanges and markets. The CFTC, however, has adopted regulations relating to the marketing of non-U.S. futures contracts in the U.S. These regulations permit certain contracts traded on non-U.S. exchanges to be offered and sold in the U.S.

Commodity Margin
      Original or initial margin is the minimum amount of funds that must be deposited by a commodity interest trader with the trader’s broker to initiate and maintain an open position in futures contracts. Maintenance margin is the amount (generally less than the original margin) to which a trader’s account may decline before he must deliver additional margin. A margin deposit is like a cash performance bond. It helps assure the trader’s performance of the futures contracts that he or she purchases or sells. Futures contracts are customarily bought and sold on margin that represents a very small percentage (ranging upward from less than 2%) of the aggregate purchase or sales price of the contract. Because of such low margin requirements, price fluctuations occurring in the futures markets may create profits and losses that, in relation to the amount invested, are greater than are customary in other forms of investment or speculation. The amount of margin required in connection with a particular futures contract is set from time to time by the exchange on which the contract is traded and may be modified from time to time by the exchange during the term of the contract.
      Brokerage firms, such as the Fund’s clearing brokers, carrying accounts for traders in commodity interest contracts may not accept lower, and generally require higher, amounts of margin as a matter of policy to further protect themselves. The clearing brokers require the Fund to make margin deposits equal to exchange minimum levels for all commodity interest contracts. This requirement may be altered from time to time in the clearing brokers’ discretion.
      Trading in the over-the-counter markets where no clearing facility is provided generally does not require margin but generally does require the extension of credit between counterparties.
      When a trader purchases an option, there is no margin requirement; however, the option premium must be paid in full. When a trader sells an option, on the other hand, he or she is required to deposit margin in an amount determined by the margin requirements established for the underlying interest and, in addition, an amount substantially equal to the current premium for the option. The margin requirements imposed on the selling of options, although adjusted to reflect the probability that out-of-the-money options will not be exercised, can in fact be higher than those imposed in dealing in the futures markets directly. Complicated margin requirements apply to spreads and conversions, which are complex trading strategies in which a trader acquires a mixture of options positions and positions in the underlying interest.
      Margin requirements are computed each day by a trader’s clearing broker. When the market value of a particular open commodity interest position changes to a point where the margin on deposit does not satisfy maintenance margin requirements, a margin call is made by the broker. If the margin call is not met within a reasonable time, the broker may close out the trader’s position. With respect to the Fund’s trading, the Fund (and not its investors personally) is subject to margin calls.
      Finally, many major U.S. exchanges have passed certain cross margining arrangements involving procedures pursuant to which the futures and options positions held in an account would, in the case of some accounts, be aggregated and margin requirements would be assessed on a portfolio basis, measuring the total risk of the combined positions.
Potential Advantages of Investment

The Advantages of Non-Correlation
      Given that historically, the price of oil and of Oil Futures Contracts and Other Oil Interests has had very little correlation to the stock and bond markets, the General Partner believes that the performance of the Fund should also exhibit a substantial degree of non-correlation with the performance of traditional equity and debt portfolio components, in part because of the ease of selling commodity interests short. This feature of many commodity interest contracts — being able to be long or short a commodity interest position with similar ease — means that profit and loss from commodity interest trading is not dependent upon economic prosperity or stability.
      However, non-correlation will not provide any diversification advantages unless the non-correlated assets are outperforming other portfolio assets, and it is entirely possible that the Fund may not outperform other sectors of an investor’s portfolio, or may produce losses. Additionally, although adding the Fund’s Units to an investor’s portfolio may provide diversification, the Fund is not a hedging mechanism vis-à-vis traditional debt and equity portfolio components and you should not assume that the Fund’s Units will appreciate during periods of inflation or stock and bond market declines.
      Non-correlated performance should not be confused with negatively correlated performance. Negative correlation occurs when the performance of two asset classes are in opposite direction to each other. Non-correlation means only that the Fund’s performance will likely have little relation to the performance of equity and debt instruments, reflecting the General Partner’s belief that certain factors that affect equity and debt prices may affect the Fund differently and that certain factors that affect equity and debt prices may not affect the Fund at all. The Fund’s net asset value per Unit may decline or increase more or less than equity and debt instruments during both rising and falling cash markets. The General Partner does not expect that the Fund’s performance will be negatively correlated to general debt and equity markets.

Interest Income
      Unlike some alternative investment funds, the Fund does not borrow money in order to obtain leverage, so the Fund does not incur any interest expense. Rather, the Fund’s margin deposits are maintained in U.S. Treasuries and interest is earned on 100% of the Fund’s available assets, which include unrealized profits credited to the Fund’s accounts.
Historical Information on Crude Oil
      The following table sets forth the dates indicated in 2000, 2001, 2002, 2003, 2004 and 2005 of the closing prices or cash settlement prices for a barrel of crude oil. These historical prices should not be taken as an indication of future performance, and no assurance can be given that the market prices will increase sufficiently to cause the holders of Units to experience a positive return.

Date	Crude Oil

31-Jan-00	27.64
29-Feb-00	30.43
31-Mar-00	26.90
28-Apr-00	25.74

Date	Crude Oil

31-May-00	29.02
30-Jun-00	32.50
31-Jul-00	27.43
31-Aug-00	33.12
29-Sept-00	30.84
31-Oct-00	32.70
30-Nov-00	33.82
31-Dec-00	26.80
31-Jan-01	28.66
28-Feb-01	27.39
31-Mar-01	26.29
30-Apr-01	28.46
31-May-01	28.37
29-Jun-01	26.25
31-Jul-01	26.35
31-Aug-01	27.20
29-Sept-01	23.43
31-Oct-01	21.18
30-Nov-01	19.44
31-Dec-01	19.84
31-Jan-02	19.48
28-Feb-02	21.74
31-Mar-02	26.31
30-Apr-02	27.29
31-May-02	25.31
28-Jun-02	26.86
31-Jul-02	27.02
31-Aug-02	28.98
30-Sept-02	30.45
31-Oct-02	27.22
29-Nov-02	26.89
31-Dec-02	31.20
31-Jan-03	33.51
28-Feb-03	36.60
31-Mar-03	31.04
30-Apr-03	25.80
31-May-03	29.56
30-Jun-03	30.19
31-Jul-03	30.54
31-Aug-03	31.57
30-Sept-03	29.20
31-0ct-03	29.11
28-Nov-03	30.41
31-Dec-03	32.52

Date	Crude Oil

30-Jan-04	33.05
27-Feb-04	36.16
31-Mar-04	35.76
30-Apr-04	37.38
28-May-04	39.88
30-Jun-04	37.05
30-Jul-04	43.80
31-Aug-04	42.12
30-Sept-04	49.64
29-Oct-04	51.76
30-Nov-04	49.13
31-Dec-04	43.45
26-Jan-05	48.78
      All or part of the following information was taken from the United States Government’s Energy Information Administration’s (EIA) website.
Overview of Petroleum Industry
      Petroleum industry operations and profitability are influenced by many factors. Governmental policies, particularly in the areas of taxation, energy and the environment, have a significant impact on petroleum activities, regulating where and how companies conduct their operations and formulate their products and, in some cases, limiting their profits directly. Prices for crude oil and natural gas, petroleum products and petrochemicals are determined by supply and demand for these commodities. The members of the Organization of Petroleum Exporting Countries (OPEC) are typically the world’s swing producers of crude oil, and their production levels are a major factor in determining worldwide supply. Demand for crude oil and its products and for natural gas is largely driven by the conditions of local, national and worldwide economies, although weather patterns and taxation relative to other energy sources also play a significant part.
Overview of Crude Oil
      Characteristics. The physical characteristics of crude oils differ. Crude oil with a similar mix of physical and chemical characteristics, usually produced from a given reservoir, field or sometimes even a region, constitutes a crude oil “stream.” Most simply, crude oils are classified by their density and sulfur content. Less dense (or “lighter”) crudes generally have a higher share of light hydrocarbons — higher value products — that can be recovered with simple distillation. The denser (“heavier”) crude oils produce a greater share of lower-valued products with simple distillation and require additional processing to produce the desired range of products. Some crude oils also have a higher sulfur content, an undesirable characteristic with respect to both processing and product quality. For pricing purposes, crude oils of similar quality are often compared to a single representative crude oil, a “benchmark,” of the quality class.
      The quality of the crude oil dictates the level of processing and re-processing necessary to achieve the optimal mix of product output. Hence, price and price differentials between crude oils also reflect the relative ease of refining. A premium crude oil like West Texas Intermediate, the U.S. benchmark, has a relatively high natural yield of desirable naphtha and straight-run gasoline. Another premium crude oil, Nigeria’s Bonny Light, has a high natural yield of middle distillates. By contrast, almost half of the simple distillation yield from Saudi Arabia’s Arabian Light, the historical benchmark crude, is a heavy residue (“residuum”) that must be reprocessed or sold at a discount to crude oil. Even West Texas Intermediate and Bonny Light have a yield of about one-third residuum after the simple distillation process.

      In addition to gravity and sulfur content, the type of hydrocarbon molecules and other natural characteristics may affect the cost of processing or restrict a crude oil’s suitability for specific uses. The presence of heavy metals, contaminants for the processing and for the finished product, is one example. The molecular structure of a crude oil also dictates whether a crude stream can be used for the manufacture of specialty products, such as lubricating oils or of petrochemical feedstocks.
      Refiners therefore strive to run the optimal mix (or “slate”) of crudes through their refineries, depending on the refinery’s equipment, the desired output mix, and the relative price of available crudes. In recent years, refiners have confronted two opposite forces — consumers’ and government mandates that increasingly required light products of higher quality (the most difficult to produce) and crude oil supply that was increasingly heavier, with higher sulfur content (the most difficult to refine).
      Drilling for Oil. To identify a prospective site for oil production, companies use a variety of techniques, including core sampling — physically removing and testing a cross section of the rock — and seismic testing, where the return vibrations from a man-made shockwave are measured and calibrated. Advances in technology have made huge improvements in seismic testing.
      After these exploratory tests, companies must then drill to confirm the presence of oil or gas. A “dry hole” is an unsuccessful well, one where the drilling did not find oil or gas, or not enough to be economically worth producing. A successful well may contain either oil or gas, and often both, because the gas is dissolved in the oil. When gas is present in oil, it is extracted from the liquid at the surface in a process separate from oil production.
      Historically, drilling a “wildcat” well — searching for oil in a field where it had not yet been discovered — had a low chance of success. Only one out of five wildcat wells found oil or gas. The rest were dry holes. Better information, especially from seismic technology, has improved the success rate to one out of three and, according to some, one in two. Reducing the money wasted on dry holes is one of the aspects of upstream activity that has allowed the industry to find and produce oil at the prices prevailing over much of the 1990’s.
      After a successful well identifies the presence of oil and/or gas, additional wells are drilled to test the production conditions and determine the boundaries of the reservoir. Finally, production, or “development,” wells are put in place, along with tanks, pipelines and gas processing plants, so the oil can be produced, moved to markets and sold. Once extracted, the crude oil must be refined into usable products, as discussed in the chapter on oil refining.
      How Oil Is Produced. The naturally occurring pressure in the underground reservoir is an important determinant of whether the reservoir is economically viable or not. The pressure varies with the characteristics of the trap, the reservoir rock and the production history. Most oil, initially, is produced by “natural lift” production methods: the pressure underground is high enough to force the oil to the surface. Reservoirs in the Middle East tend to be long-lived on “natural lift,” that is, the reservoir pressure continues over time to be great enough to force the oil out. The underground pressure in older reservoirs, however, eventually dissipates, and oil no longer flows to the surface naturally. It must be pumped out by means of an “artificial lift” — a pump powered by gas or electricity. The majority of the oil reservoirs in the United States are produced using some kind of artificial lift.
      Over time, these “primary” production methods become ineffective, and continued production requires the use of additional “secondary” production methods. One common method uses water to displace oil, using a method called “waterflood,” which forces the oil to the drilled shaft or “wellbore.”
      Finally, producers may need to turn to “tertiary” or “enhanced” oil recovery methods. These techniques are often centered on increasing the oil’s flow characteristics through the use of steam, carbon dioxide and other gases or chemicals. In the United States, primary production methods account for less than 40 percent of the oil produced on a daily basis, secondary methods account for about half, and tertiary recovery the remaining 10 percent.

      Both the varying reservoir characteristics and the physical characteristics of the crude oil are important components of the cost of producing oil. These costs can range from as little as $2 per barrel in the Middle East to more than $15 per barrel in some fields in the United States, including capital recovery.
      The Impact of Upstream Technology. Technology has enhanced the likelihood of finding oil. A primary benefit is the ability to eliminate poor prospects, thus considerably reducing wasted expenditures on dry holes. In addition, drilling and production technologies have made it possible to exploit reservoirs that would formerly have been too costly to put into production and to increase the recovery from existing reservoirs.
      Technology also has contributed to making oil exploration and production safer for the industry and for the environment. Offshore production can be operated from onshore, with automatic shutoff systems to minimize the pollution risk. Infrared photography can pinpoint a trajectory of spilled oil, allowing equipment and personnel to be deployed quickly and effectively, thus minimizing damage.
      In addition, technology has been responsible for the rejuvenation of offshore exploration that has taken place beyond the Outer Continental Shelf.
      Global Oil Supply by Region. The Mideast remains the largest oil-producing region. The Mideast holds about two-thirds of the one trillion barrels of global proved oil reserves, so the region’s critical role in world oil supply will continue and will grow. (The United States, by contrast, holds only 4 percent of global proved reserves.) Several core developments have shaped the pattern of regional oil production:
      The higher oil prices of the 1970s and early 1980s afforded a strong economic incentive to explore for and produce oil, and production rose in many areas. At the same time, oil demand declined — the expected response to the high prices. Saudi Arabia became the “swing supplier,” reducing its production as necessary to balance supply and demand. Its rejection of that role in mid-1985 — its output had fallen to about 25 percent of its 1980 peak — brought the full force of the supply/demand imbalance onto markets and resulted in the price collapse of 1986. Prices did not return to the pre-1986 level until the Persian Gulf conflict of 1990-91, and then only briefly. When, in 1998, Asian demand faltered with the region’s economies, and northern hemisphere demand faltered with the warm winter, the high production levels resulted in another price collapse. The market reaction in 1998, however, was not the same as in 1986 — demand did not recover as quickly and supply did not fall as quickly. Hence, the low price period lasted longer and showed lower prices in 1998 than in 1986. In early 2000, oil prices exceeded the levels of the Persian Gulf conflict in nominal terms. Sharp as the price increases were in early 2000, however, crude oil prices remained less than half of the early 1980s peak in terms of real buying power.
      Saudi Arabia, the market-balancer in the early 1980s, has been the world’s largest producer during the 1990s. Not only did Saudi Arabia increase its production to fill the gap left by the loss of Iraqi and Kuwaiti supplies after Iraq invaded Kuwait in 1990, but production declined in the other two large producers, the United States and the former Soviet Union.
      Mideast production would have been higher throughout the 1990s if Iraq’s production had not been constrained by the United Nations sanctions imposed after Iraq invaded Kuwait in 1990. The so-called “Humanitarian Oil Sales” have provided Iraq only limited and closely controlled reentry into world oil markets.
      Mideast production also would have been higher at various times if it had not been for the market-balancing role played with varying degrees of success by the OPEC. OPEC currently includes Algeria, Indonesia, Iran, Iraq, Kuwait, Libya, Nigeria, Qatar, Saudi Arabia, the United Arab Emirates and Venezuela. Ecuador and Gabon withdrew their membership at the end of 1992 and 1994, respectively.
      North America is the second largest producing area after the Middle East. The United States, the second largest producing country in the world, accounts for almost 60 percent of the North American region’s total. Canada, the United States and Mexico all have long production histories, and production from mature fields has been declining. However, a new surge in technology has benefited both new field development and more complete production from existing fields.
      North Sea production, off the United Kingdom and Norway, began in the late 1970s. In contrast to predictions from the early 1980s of the imminent decline in the region’s production, the North Sea has yet to see its peak. The region’s success with new exploration and production technology, and hence its continuing volume growth, has been a central factor in world oil markets for a decade.
      Production in the Soviet Union peaked at about 12 million barrels a day in the early 1980s when it was the top world oil producer. The region’s demand collapse, in combination with its aggressive production targets set to maintain foreign exchange, masked its rapid production decline in the late 1980s as the Soviet Union broke up. The former Soviet Union has recently been the third-ranked producer, after Saudi Arabia and the United States. One of the most visible new production prospects has been the Caspian Sea in Central Asia, in spite of the enormous logistical and political hurdles involved in getting the oil produced to world markets.
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      Price of Crude Oil. The price of crude oil is established by the supply and demand conditions in the global market overall, and more particularly, in the main refining centers: Singapore, Northwest Europe, and the U.S. Gulf Coast. The crude oil price forms a baseline for product prices. Products are manufactured and delivered to the main distribution centers, such as New York Harbor, or Chicago. Product supplies in these distribution centers would include output from area refineries, shipments from other regions (such as the Gulf Coast), and for some, product imports. Product prices in these distribution centers establish a regional baseline. Product is then re-distributed to ever more local markets, by barge, pipeline, and finally truck. The fact the oil markets are physically inter-connected, with supply for a region coming from another region, means that of necessity even local gasoline prices feel the impact of prices abroad.
      Oil prices are a result of thousands of transactions taking place simultaneously around the world, at all levels of the distribution chain from crude oil producer to individual consumer. Oil markets are essentially a global auction — the highest bidder will win the supply. Like any auction, however, the bidder doesn’t want to pay too much. When markets are “strong” (when demand is high and/or supply is low), the bidder must be willing to pay a higher premium to capture the supply. When markets are “weak” (demand low and/or supply high), a bidder may choose not to outbid competitors, waiting instead for later, possibly lower priced, supplies. There are several different types of transactions that are common in oil markets. Contract arrangements in the oil market in fact cover most oil that changes hands. Oil is also sold in “spot transactions,” that is, cargo-by-cargo, transaction-by-transaction arrangements. In addition, oil is traded in futures markets. Futures markets are a mechanism designed to distribute risk among participants on different sides (such as buyers versus sellers) or with different expectations of the market, but not generally to supply physical volumes of oil. Both spot markets and futures markets provide critical price information for contract markets.
      Prices in spot markets — cargo-by-cargo and transaction-by-transaction — send a clear signal about the supply/demand balance. Rising prices indicate that more supply is needed, and falling prices indicate that there is too much supply for the prevailing demand level. Furthermore, while most oil flows under contract, its price varies with spot markets. Futures markets also provide information about the physical supply/demand balance as well as the market’s expectations.
      Seasonal swings are also an important underlying influence in the supply/demand balance, and hence in price fluctuations. Other things being equal, crude oil markets would tend to be stronger in the fourth quarter (the high demand quarter on a global basis, where demand is boosted both by cold weather and by stock building) and weaker in the late winter as global demand falls with warmer weather. As a practical matter, however, crude oil prices reflect more than just these seasonal factors; they are subject to a host of other influences. Likewise, product prices tend to be highest relative to crude as they move into their high demand season — late spring for gasoline, late autumn for heating oil. The seasonal pattern in actual product prices, again, may be less obvious, because so many other factors are at work.
      The overall supply picture is of course also influenced by the level of inventories. When stocks in a given market are high as discussed in the chapter on Stocks, they represent incremental supply immediately available, so prices tend to be weak. The opposite is true in a low stock situation.
      Price change patterns can vary between regions, depending on the prevailing supply/demand conditions in the regional market, especially in the short-term. Refinery outages or logistics problems in Chicago will lead to rapid price increases in the Midwest without matching increases on the East Coast. Both geography and the unique quality of the gasoline required by the California Air Resources Board contribute to the volatility of gasoline prices there. Sources for additional supply are limited and distant, so any unusual increase in demand or reduction in supply gets a large price response in the market.
      That price response, and the differences in regional price movements, are critical to the way the oil market redistributes products to re-balance after an upheaval. The price increase in one area calls forward additional supplies. These new supplies might come from other markets in the United States, or from incremental imports. They may also be augmented by increased output from refineries. The volume and source of the relief supplies are interwoven. The farther away the necessary relief supplies are, the higher and longer the likely price spike. See the example of re-adjustment in the Northeast.
      Price spikes were an important feature of oil markets during 2000, including the Northeast’s heating oil price runup in January and February, and the Midwest’s gasoline price spike in May and June. The Energy Information Administration has analyzed these market upheavals extensively, testifying before Congress, publishing reports, and providing routine updates on its website.
      All other things being equal, cost differences are important factors in regional prices. For instance, state excise taxes, product quality, distance and ease of distribution are all important when comparing prices between regions, states and even within states. These factors will lead to higher prices (or lower) in a given area on a day-in, day-out basis. (These differences are also important in comparing prices in the United States with those abroad.)
      Ultimately, oil prices can only be as high as the market will bear. They may be higher in areas with higher disposable income, where real estate values, wages and other measures of economic activity indicate that the market is more robust. If they rise higher than the market will bear, however, consumers will seek substitutes or downsize their cars and make other adjustments that reduce their consumption. If the local area offers unusually high profits, competitors will quickly enter the market, finally pushing prices down.

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      Oil Trade. There is more trade internationally in oil than in anything else. This is true whether one measures trade by how much of a good is moved (volume), by its value, or by the carrying capacity needed to move it. All measures are important and for different reasons. Volume provides insights about whether markets are over-or under-supplied and whether the infrastructure is adequate to accommodate the required flow. Value allows governments and economists to assess patterns of international trade and balance of trade and balance of payments. Carrying capacity allows the shipping industry to assess how many tankers are required and on what routes. Transportation and storage play a critical additional role here. They are not just the physical link between the importers and the exporters and, therefore, between producers and refiners, refiners and marketers, and marketers and consumers; their associated costs are a primary factor in determining the pattern of world trade.
      Generally, crude oil and petroleum products flow to the markets that provide the highest value to the supplier. Everything else being equal, oil moves to the nearest market first, because that has the lowest transportation cost and therefore provides the supplier with the highest net revenue, or in oil market terminology, the highest netback. If this market cannot absorb all the oil, the balance moves to the next closest one, and the next and so on, incurring progressively higher transportation costs, until all the oil is placed.
      The recent growth in United States dependence on its Western Hemisphere neighbors is an illustration of this “nearer-is-better” syndrome. For instance, Western Hemisphere sources now supply over half the United States import volume, much of it on voyages of less than a week. Another quarter comes from elsewhere in the area called the Atlantic Basin, those countries on both sides of the Atlantic Ocean. This oil, coming especially that which comes from the North Sea and Africa, and takes just 2-3 weeks to reach the United States, boosts the so-called short-haul share of U.S. imports to over three-quarters. Most North Sea and North and West African crude oils stay in the Atlantic Basin, moving to Europe or North America on routes that rarely take over 20 days. In contrast, voyage times to Asia for just the nearest of these, the West African crude oils, would be over 30 days to Singapore, rising to nearly 40 for Japan. Not surprisingly, therefore, most of Asia’s oil comes instead from the Middle East, only 20-30 days away.
      Mexico and Venezuela have consciously helped the trend toward short-haul shipments. They pro-actively took the strategic decision to make as large and as profitable a market as possible for poor quality crudes, since their reserves are unusually biased toward those hard-to-place grades. Both countries therefore targeted their nearest markets, the U.S. Gulf Coast and the Caribbean, for joint venture refinery investments. They began with refineries that had traditionally run their crudes, and then with refineries that might be upgraded to do so. This policy has turned poor quality crudes into the preferred crude at these sites, significantly increasing the crude oil self-sufficiency of the Western Hemisphere.
      A change in trade flow patterns can also be of critical importance to the shipping industry. For example, the Suez crisis of 1957 forced tanker owners back to using the much longer route around the Cape of Good Hope, and resulted in the development of Very Large Crude Carriers (VLCC’s) to reduce that voyage’s higher costs. The shift to short-haul routes in the 1990’s was also critical. Using the growth in world trade volumes as a proxy for demand, tanker owners had been expecting a return to a strong tanker market. But the combination of the surge in short hauls imports in the Atlantic Basin and the shift of Middle East exports from the longer United States to shorter Asian voyages led to a sharp decline in average voyage length. This decline was accelerated by the return of Iraqi crude exports, many of which move on the extremely short route from the Black Sea end of the Iraq-Turkey pipeline to the Mediterranean. The tanker owners’ outlook was thus fading even before world trade volumes were undermined by the Asian crisis.
      Quality, Industry Structure, and Governments. In practice, trade flows do not always follow the simple “nearest first” pattern. Refinery configurations, product demand mix, product quality specifications — all three of which tie into quality — and politics can all change the rankings. Different markets frequently place different values on particular grades of oil. Thus, a low sulfur diesel is worth more in the United States, where the maximum allowable sulfur is 0.05 percent by weight, than in Africa, where the maximum can be 10 to 20 times higher. Similarly, African crudes — low in sulfur — are worth relatively more in Asia, where they may allow a refiner to meet tighter sulfur limits in the region without investing in refinery upgrades. Such differences in valuing quality can be sufficient to overcome transportation cost disadvantages, as the relatively recent establishment of a significant trade in long-distance African crudes to Asia shows. The cost of moving oil into a particular market can be further distorted from the principle of nearest first by government policies such as tariffs.
      In addition, both buyers and sellers may impose restrictions. For instance, the United States prohibits the importation of Iranian and Libyan oil, and the United Nations allows only limited sales of Iraqi oil. On the seller’s side, Mexico formerly limited sales to the United States to 50 percent of its exports, reflecting concerns about dependence on the United States specifically and about dependence on one geographic market in general. Saudi Arabia’s national security concerns, on the other hand, dictate that it maintain a very high profile as a supplier to the United States market, even at the cost of lower netbacks. Indeed, it was the top United States crude supplier in 1999.
      Crude Versus Products. Crude oil dominates the world oil trade. The risk-weighted economics clearly favor siting refineries close to consumers rather than close to the wellhead. This siting policy takes maximum advantage of the economies of scale of large ships, especially as local quality specifications are increasingly fragmenting the product market. It maximizes the refiner’s ability to tailor the product output to the market’s short-term surges such as those caused by weather, equipment outages, etc. In addition, this policy also guards against the very real risk that governments will impose selective import restrictions to protect their domestic refining sector.
      There are a limited number of refining centers that are at odds with this general rule, having been developed to serve particular export markets. These export refining centers — Singapore, the Caribbean, and the Middle East — give rise to some regular inter-regional product moves, but they are the exception. The inter-regional products trade is largely a temporary market-balancing function. Some inter-regional flows are extremely short lived, as when extremely cold weather in Europe causes the United States to export heating oil there. A longer-lived example arose when a large proportion of European drivers opted for diesel cars, leaving the region in the late 1990’s with surplus capacity to produce gasoline for export to the United States.
      Tankers and Pipelines. There are two modes of transportation for inter-regional trade: tankers and pipelines. Tankers have made global (intercontinental) transport of oil possible, and they are low cost, efficient, and extremely flexible. Pipelines, on the other hand, are the mode of choice for transcontinental oil movements.
      Not all tanker trade routes use the same size ship. Each route usually has one size that is the clear economic winner, based on voyage length, port and canal constraints and volume. Thus, crude exports from the Middle East — high volumes that travel long distances — are moved mainly by Very Large Crude Carriers (VLCC’s) typically carrying over 2 million barrels of oil on every voyage. The VLCC’s economies of scale outweigh the constraints imposed: they are too large for all the ports in the United States except the Louisiana Offshore Oil Port (LOOP). Thus, they must have some or all of their cargo transferred to smaller vessels, either at sea (lightering) or at an offshore port (transshipment). In contrast, ships out of the Caribbean and South America are routinely smaller and enter ports in the United States directly. Because of such ship size differences, a long voyage can sometimes be cheaper on a per barrel basis than a short one. Pipelines are critical for landlocked crudes and also complement tankers at certain key locations by relieving bottlenecks or providing shortcuts. The only inter-regional trade that currently relies solely on pipelines is crude from Russia to Europe. Export pipelines are also needed for production from the Caspian Sea region, where the protracted commercial and political debate illustrates the greatest negative for pipelines crossing national boundaries: their political vulnerability.
      Pipelines come into their own in intra-regional trade. They are the primary option for transcontinental transportation, because they are at least an order of magnitude cheaper than any alternative such as rail, barge, or road, and because political vulnerability is a small or non-existent issue within a nation’s border or between neighbors such as the United States and Canada. (Pipelines are also an important oil transport mode in mainland Europe, although the system is much smaller, matching the shorter distances.)
      The development of large diameter pipelines during World War II allowed the development of the vast pipeline network in North America that moves crude oil and product within Canada, from Canada into the United States, and within the United States. Domestically, the 200,000 miles of pipelines account for about two-thirds of all the oil shipments, when adjusted for volume and distance. They move domestic crudes from producing areas like California, the Rockies, and West Texas, and imported crudes from the receiving ports, and transport them to the refining centers. The United States also relies heavily on pipelines to transport petroleum products from refining centers, such as the Gulf Coast, to consuming regions, like the East Coast.
      Fungibility is an important factor in transportation economics. Because the oil is broadly interchangeable (fungible), it can be mixed without a significant diminution in value. As environmental mandates have required different regional and seasonal qualities of gasoline, the required batching for transport and segregation for storage has increased substantially. Thus the logistics flexibility inherent in a product’s fungibility — the ability to substitute one shipment for another, to exchange between regions, for instance — has disappeared. While this is invisible to consumers during normal times, it contributes to market upheavals and price spikes in times of surprises in demand or supply, as during the early driving season in 2000.
      Import Dependency. The United States continues to sit at the top of the national rankings of importers, now accounting for around a quarter of total world imports. Yet its import dependency, the percentage of demand met by imports, is significantly lower, than that of its international partners. Industrialized countries such as Japan and Germany have import dependency levels of 90-100 percent.
      The Middle East has long been regarded as politically unstable and its oil supply, therefore, subject to disruptions. U.S. policy makers have viewed its increased dependence on Western Hemisphere supplies and its decreased dependence on the Middle East as a welcome development. (Again, an international contrast: the Asia-Pacific region now relies on the Middle East for almost 90 percent of its imports and hence 50 percent of its consumption.) As the Middle East holds the majority of the world’s oil reserves, increasing U.S. dependence on this region had been viewed as the inevitable partner of import growth. In light of the shift toward Western Hemisphere, short-haul import sources, Saudi Arabia is the only significant Middle East supplier left, and then only because of its willingness to trade security for revenue. Yet, although U.S. dependence on the long-haul Middle East has fallen sharply, this has not made U.S. prices less vulnerable to a disruption in Middle East supplies. Since oil is a global market, the relevant measure for that vulnerability is not U.S. dependence, but world dependence on Middle East oil — and that has not shrunk.
      While interdependence in the Western Hemisphere has been a major United States policy objective, it is important to realize that this combination of size and geographic closeness creates its own short-term vulnerability. Take for instance the case of Hurricane Roxanne, which severely damaged a large part of Mexico’s production facilities in the Gulf of Mexico in late 1995. Some 40 million barrels of Mexico’s production was eliminated, the vast majority earmarked for refineries along the U.S. Gulf Coast. These refiners, less than a week’s sailing time away, had little time to compensate for this sudden hole in their planned supplies.
      Crude Oil and Products Mix. Crude oil dominates U.S. imports just as it dominates world trade and for much the same reasons. Therefore, all of the U.S. leading suppliers are major crude producers. Imports of crude oil, having grown to replace declining domestic production and to meet growing demand, now account for around 80 percent of the total. Product import volumes have stayed relatively stable.
      In spite of the seeming stability in product imports, there have been significant structural shifts over the last couple of decades in the mix of products that the United States imports. Residual fuel oil, for instance, formerly accounted for the majority of all product imports, but its share has shriveled into insignificance as utilities and industrial users have switched to other fuels, particularly nuclear and natural gas. In its place, the United States now imports a much higher proportion of petroleum products that are reprocessed or blended by the oil industry, such as the unfinished gasoline and gasoline blending components that are central to reformulated gasoline supply.
      Canada is the one country that delivers oil to the United States by pipeline. (Only its relatively new offshore Eastern Canadian production, from fields like Hibernia, depends on tankers.) The vast majority of Canada’s crudes are landlocked and rely almost exclusively on trunk-lines from Western Canada that tie into the U.S. transcontinental network to reach their main export markets, which lie all across the Northern Tier of the United States. As domestic production has declined, these Canadian crudes have had a greater reach into the United States.
      U.S. Exports. Since the United States is the world’s largest importer, it may seem surprising that it also exports around 1 million barrels a day of oil, predominantly petroleum products. Due to various logistical, regulatory, and quality considerations, it turns out that exporting some barrels and replacing them with additional imports is the most economic way to meet the market’s needs. For example, the Gulf Coast may export lower quality gasoline to Latin America while the East Coast imports higher quality gasolines from Europe. Exports in the 1990’s have been at record highs, the efficiency of the oil market has been increased, and consumers everywhere have benefited.
      U.S. Regional Trade. There are significant differences between different parts of the United States in terms of their involvement in and dependence on international trade. Most of these differences are the direct result of the uneven distribution of both production and refining across the United States. The East Coast imports over half of all the products that come to the United States, because it is the largest consuming area in the United States but, for historical reasons, it has only enough capacity to meet around 1/3 of those needs from its own refining. It fills the product gap with supplies from other parts of the United States, particularly the Gulf Coast, and with imports. Its limited volume of refining capacity also keeps it a distant third as a crude importer. However, because its local production is so insignificant, its crude import dependency is the highest of all, at almost 100 percent.
      The only other region that imports significant amounts of products is the Gulf Coast. Its focus is not, like the East Coast’s, on products that can be supplied directly to the consumer, but on refinery feedstocks and blendstocks, to support its role as the main U.S. refining and petrochemical center. That role, plus the need for all the Midwest’s non-Canadian crude imports to move through the Gulf Coast’s ports and pipelines too, has also led to the Gulf Coast being by far the most important crude oil importing region in the United States, accounting for nearly two-thirds of the total.
      The trade among regions of the United States is focused on the eastern half of the country. The Midwest and East Coast account for 90 percent of the inter-regional flow, the flow between Petroleum Administration for Defense Districts. The Gulf Coast is by far the largest supplier, accounting for more than 80% of the inter-PADD flow. In contrast, the Rockies and the West Coast are isolated, in petroleum logistics terms, from the rest of the country. The easy flow of petroleum from the Gulf Coast to the Midwest and the East Coast mean that incremental supply is more readily available to those markets in the event of a demand surge or supply drop. In contrast, the West Coast, and the California market in particular, cannot so readily attract incremental supplies. Thus, the California refinery outages that occurred in the Spring of 1999, resulted in a large price increase as market players scrambled for additional supply, none of which was available close at hand, or cheaply. The California market’s isolation is more than just geographic: the State imposes unique and stringent quality restrictions on both its gasoline and its off-highway diesel, making what otherwise might be available to augment California product supplies unsuitable.
Crude Oil Regulation

Regulation of Crude Oil Activities
      The exploration, production and transportation of all types of hydrocarbon are subject to significant governmental regulations. Operations are affected from time to time in varying degrees by political developments and federal, state, and local laws and regulations. In particular, crude oil and natural gas production operations and economics are, or in the past have been, affected by industry specific price controls, taxes, conservation, safety, environmental, and other laws relating to the petroleum industry, by changes in such laws and by constantly changing administrative regulations.

Price Regulations
      In the past, maximum selling prices for certain categories of crude oil in the United States were subject to significant federal regulation. At the present time, however, all sales of crude oil in the United States under private contracts may be sold at market prices. Congress could, however, reenact price controls in the future.

State and Other Regulation
      Many jurisdictions have statutory provisions regulating the exploration for and production of crude oil and natural gas. These include provisions requiring permits for the drilling of wells and maintaining bonding requirements in order to drill or operate wells and provisions relating to the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilled and the plugging and abandoning of wells. The Fund’s operations are also subject to various conservation laws and regulations. These include the regulation of the size of drilling and spacing Units or proration Units on an acreage basis and the density of wells which may be drilled and the Unitization or pooling of crude oil and natural gas properties. In this regard, some states and provinces allow the forced pooling or integration of tracts to facilitate exploration while other states and provinces rely on voluntary pooling of lands and leases. In addition, state and provincial conservation laws establish maximum rates of production from crude oil and natural gas wells, generally prohibit the venting or flaring of natural gas and impose certain requirements regarding the ratability of production. Some states, such as Texas and Oklahoma, have, in recent years, reviewed and substantially revised methods previously used to make monthly determinations of allowable rates of production from fields and individual wells.
      State and regulation of gathering facilities generally includes various safety, environmental, and in some circumstances, non-discriminatory take or service requirements, but does not generally entail rate regulation. In the United States, natural gas gathering has received greater regulatory scrutiny at both the state and federal levels in the wake of the interstate pipeline restructuring under FERC. For example, the Texas Railroad Commission enacted a Natural Gas Transportation Standards and Code of Conduct to provide regulatory support for the State’s more active review of rates, services and practices associated with the gathering and transportation of natural gas by an entity that provides such services to others for a fee, in order to prohibit such entities from unduly discriminating in favor of their affiliates.
      For those operations on U.S. Federal or Indian oil and gas leases, such operations must comply with numerous regulatory restrictions, including various non-discrimination statutes, and certain of such operations must be conducted pursuant to certain on-site security regulations and other permits issued by various federal agencies. In addition, in the United States, the Minerals Management Service (“MMS”) prescribes or severely limits the types of costs that are deductible transportation costs for purposes of royalty valuation of production sold off the lease. In particular, MMS prohibits deduction of costs associated with marketer fees, cash out and other pipeline imbalance penalties, or long-term storage fees. Further, the MMS has been engaged in a process of promulgating new rules and procedures for determining the value of crude oil produced from federal lands for purposes of calculating royalties owed to the government. The crude oil and natural gas industry as a whole has resisted the proposed rules under an assumption that royalty burdens will substantially increase.

Environmental Matters
      Operations are subject to numerous federal, state, provincial and local laws and regulations controlling the generation, use, storage, and discharge of materials into the environment or otherwise relating to the protection of the environment. These laws and regulations may require the acquisition of a permit or other authorization before construction or drilling commences; restrict the types, quantities, and concentrations of various substances that can be released into the environment in connection with drilling, production, and natural gas processing activities; suspend, limit or prohibit construction, drilling and other activities in certain lands lying within wilderness, wetlands, and other protected areas; require remedial measures to mitigate pollution from historical and on-going operations such as use of pits and plugging of abandoned wells; restrict injection of liquids into subsurface strata that may contaminate groundwater; and impose substantial liabilities for pollution resulting from the Fund’s operations. Environmental permits required for the Fund’s operations may be subject to revocation, modification, and renewal by issuing authorities. Governmental authorities have the power to enforce compliance with their regulations and permits, and violations are subject to injunction, civil fines, and even criminal penalties. Nevertheless, changes in existing environmental laws and regulations or interpretations thereof could have a significant impact on the crude oil and natural gas industry in general, and thus we are unable to predict the ultimate cost and effects of future changes in environmental laws and regulations.
      In the United States, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), also known as “Superfund,” and comparable state statutes impose strict, joint, and several liability on certain classes of persons who are considered to have contributed to the release of a “hazardous substance” into the environment. These persons include the owner or operator of a disposal site or sites where a release occurred and companies that generated, disposed or arranged for the disposal of the hazardous substances released at the site. Under CERCLA such persons or companies may be retroactively liable for the costs of cleaning up the hazardous substances that have been released into the environment and for damages to natural resources, and it is common for neighboring land owners and other third parties to file claims for personal injury, property damage, and recovery of response costs allegedly caused by the hazardous substances released into the environment. The Resource Conservation and Recovery Act (“RCRA”) and comparable state statutes govern the disposal of “solid waste” and “hazardous waste” and authorize imposition of substantial civil and criminal penalties for failing to prevent surface and subsurface pollution, as well as to control the generation, transportation, treatment, storage and disposal of hazardous waste generated by crude oil and natural gas operations. Although CERCLA currently contains a “petroleum exclusion” from the definition of “hazardous substance,” state laws affecting the crude oil industry impose cleanup liability relating to petroleum and petroleum related products, including crude oil cleanups. In addition, although RCRA regulations currently classify certain oilfield wastes which are uniquely associated with field operations as “non-hazardous,” such exploration, development and production wastes could be reclassified by regulation as hazardous wastes thereby administratively making such wastes subject to more stringent handling and disposal requirements.
      United States federal regulations also require certain owners and operators of facilities that store or otherwise handle crude oil, to prepare and implement spill prevention, control and countermeasure plans and spill response plans relating to possible discharge of crude oil into surface waters. The federal Oil Pollution Act (“OPA”) contains numerous requirements relating to prevention of, reporting of, and response to crude oil spills into waters of the United States. For facilities that may affect state waters, OPA requires an operator to demonstrate $10 million in financial responsibility. State laws mandate crude oil cleanup programs with respect to contaminated soil.

Management’s Discussion and Analysis of Financial Condition and Results of Operations
      The Fund is new and does not have any operating history.
Limited Partnership Agreement
      The following paragraphs are a summary of certain provisions of our LP Agreement as in effect on                     . The following discussion is qualified in its entirety by reference to our LP Agreement.

Authority of the General Partner
      Our General Partner is generally authorized to perform all acts deemed necessary to carry out these purposes and to conduct our business. Our partnership existence will continue into perpetuity, until terminated in accordance with our LP Agreement. Our General Partner has a power of attorney to take certain actions, including the execution and filing of documents, on our behalf and with respect to our LP Agreement. However, our partnership agreement limits the authority of our General Partner as follows:

•	Without the prior approval of at least a majority, in interest of our limited partners, our General Partner may not, among other things, (1) sell or exchange all or substantially all of our assets (whether in a single transaction or a series of related transactions) or (2) approve on our behalf the sale, exchange or other disposition of all or substantially all of our assets; however, our General Partner may approve our mortgage, pledge, hypothecate or grant of a security interest in all or substantially all of our assets without such approval; other provision of this Agreement, the General Partner is not authorized to institute or initiate on behalf of, or otherwise cause, the Partnership to:

•	The General Partner is not authorized to institute or initiate on behalf of, or otherwise cause, the Partnership to (a) make a general assignment for the benefit of creditors; (b) file a voluntary bankruptcy petition; or (c) file a petition seeking for the Partnership a reorganization, arrangement, composition, readjustment liquidation, dissolution or similar relief under any law.

•	The General Partner may not, without written approval of the specific act by all of the limited partners, take any action in contravention of the LP Agreement, including, without limitation, (i) any act that would make it impossible to carry on the ordinary business of the partnership, except as otherwise provided in the LP Agreement; (ii) possess partnership property, or assign any rights in specific partnership property, for other than a partnership purpose; (iii) admit a person as a partner, except as otherwise provided in the LP Agreement; (iv) amend the LP Agreement in any manner, except as otherwise provided in the LP Agreement or applicable law; or (v) transfer its interest as general partner of the Partnership, except as otherwise provided in this the LP Agreement.

•	In general, our General Partner may not take any action, or refuse to take any reasonable action, the effect of which would be to cause us to be taxable as a corporation or to be treated as an association taxable as a corporation for federal income tax purposes, without the consent of the holders of at least 66 2/3 percent of the outstanding voting Units, including Units owned by our General Partner and its affiliates.

Withdrawal or removal of our General Partner
      The General Partner shall be deemed to have withdrawn from the partnership upon the occurrence of any one of the following events:

•	the General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

•	the General Partner transfers all of its rights as General Partner;

•	the General Partner is removed;

•	the General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition; (C) files a petition or answer seeking for itself a reorganization, arrangement, composition, readjustment liquidation, dissolution or similar relief under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A) — (C) of this sentence; or (E) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the General Partner or of all or any substantial part of its properties;

•	a final and non-appealable judgment is entered by a court with appropriate jurisdiction ruling that the General Partner is bankrupt or insolvent or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the General Partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect; or

•	a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation.
      The General Partner may be removed with or without cause if such removal is approved by at least 66 2/3% of the Units (excluding for this purpose Units held by the General Partner and its Affiliates).

Meetings
      Upon the written request of 20% or more in interest of the limited partners, the General Partner may, but is not required to, call a meeting of the limited partners. Notice of such meeting shall be given within 30 days after, and the meting shall be held within 60 days after, receipt of such request. The General Partner may also call a meeting not less than 20 and not more than 60 days prior to the meeting. Any such notice shall state briefly the purpose of the meeting, which shall be held at a reasonable time and place. Any limited partner may obtain a list of names, addresses, and interests of the limited partners upon written request to the General Partner.

Indemnification
      The LP Agreement provides that we will indemnify and hold harmless a General Partner and each officer, director, employee and agent thereof and their respective legal representatives and successors (hereinafter referred to as a “Covered Person”) against all liabilities and expenses, including but not limited to amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees reasonably incurred by any Covered Person in connection with the defense or disposition of any action, suit or other proceedings, whether civil or criminal, before any court or administrative or legislative body, in which such Covered Person may be or may have been involved as a party or otherwise or with which such person may be or may have been threatened, while in office or thereafter, by reason of an alleged act or omission as a General Partner or officer thereof or by reason of its being or having been such a General Partner or officer.
      However we will not indemnity a Covered Person with respect to any matter as to which such Covered Person shall have been finally adjudicated in any such action, suit or other proceeding not to have acted in good faith in the reasonable believe that such Covered Person’s action was in the best interest of the partnership, and except that no Covered Person shall be indemnified against any liability to the partnership or limited partners to which such Covered Person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person’s office.

General Partner Expenses
      The General Partner shall be entitled to receive out of partnership funds available therefor reimbursement of all amounts expended by the General Partner in payment out of its own funds of properly incurred Partnership obligations (other than Organizational Expenses).

Limited Liability
      Assuming that a limited partner does not take part in the control of our business, and that he otherwise acts in conformity with the provisions of our LP Agreement, his liability under Delaware law will be limited, subject to certain possible exceptions, generally to the amount of capital he is obligated to contribute to us in respect of his units or other limited partner interests plus his share of any of our undistributed profits and assets.
Expenses

Fees and Expenses

Assets	Management Fee

First $1,000,000,000	0.40% of NAV
After the first $1,000,000,000	0.20% of NAV
The General Partner Has Conflicts of Interest
      There are present and potential future conflicts of interest in the Fund’s structure and operation you should consider before you purchase Units. The General Partner will use this notice of conflicts as a defense against any claim or other proceeding made.
      Because the General Partner and its principal and affiliates may trade for themselves and others, conflicts of interest may exist or be created in the future. For example, if they trade for their own account, you will not have access to their trading records. They could take their positions prior to the entry of positions they know will be placed for the Fund, although they do not expect that they will do so.
      The General Partner has sole current authority to manage the investments and operations of the Fund, and may act to create a conflict with your best interests. Such lack of voting control will limit your ability to influence matters such as amendment of the LP Agreement, change in the Fund’s basic investment policy, dissolution of this Fund, or the sale or distribution of the Fund’s assets.
      The General Partner has numerous responsibilities. It accepts the credit risk of the Fund to the futures commission merchant. It maintains the day-to-day contact with the selling agents, and reviews the daily positions and margin requirements of the Fund. It pays the futures commission merchant’s charges, and pays the continuing service fees to the selling agents for communicating with investors and maintaining investment in the Fund.

No Resolution of Conflicts Procedures
      The General Partner has not and will not establish formal procedures to resolve potential conflicts of interest. These future potential conflicts may adversely affect both you and the General Partner.
      The previous risk factors and conflicts of interest are complete as of the date of this prospectus, however, additional risks and conflicts may occur which are not presently foreseen by the General Partner. You may not construe this prospectus as legal or tax advice. Before making an investment in this Fund, you should read this entire prospectus, including the LP Agreement (Exhibit      ) and the subscription agreement. You should also consult with your personal legal, tax, and other professional advisors.

Interests of Named Experts and Counsel
      The General Partner has employed Sutherland Asbill & Brennan LLP to prepare this prospectus. Neither the law firm nor any other expert hired by the Fund to give advice on the preparation of this offering document have been hired on a contingent fee basis. Nor do any of them have any present or future expectation of interest in the General Partner, the selling agent, the introducing broker or the futures commission merchant.

[The General Partner’s Fiduciary Responsibility and Remedies
      You have legal rights under Delaware law and applicable Federal and State securities laws. In all dealings affecting this Fund, the General Partner has a fiduciary responsibility to you and all other members to exercise good faith and fairness. No contract shall permit the General Partner to contract away its fiduciary obligation under common law. The LP Agreement conforms to the [Limited Partnership] Act for the State of Delaware in regard to the definition of the fiduciary duties of the General Partner.
      If the General Partner acts in good faith and exercises its best judgment, it will not be liable merely because we lost money or otherwise did not meet the Fund’s business objectives. Additionally, there are substantial and inherent conflicts of interest in the Fund’s structure, which are inconsistent with the General Partners’ fiduciary duties.
      In the event that you form the belief that the General Partner has violated its fiduciary duty, you may seek relief individually or on behalf of the Fund under applicable laws, including the laws of Delaware and the Federal commodity laws, to recover damages from or require an accounting by the General Partner. You also have the right, subject to applicable contractual, procedural and jurisdictional requirements, to bring Fund class actions in a Federal court to enforce your rights and the rights of the other members under the Federal and State securities laws and the rules and regulations under those laws. Losses suffered by you as a result of a breach of the securities laws related to sale of your investment to you may be recovered from the General Partner should the breach of those laws been caused by the General Partner. The responsibility of a General Partner to you and other members is a changing area of the law. If you have questions concerning the responsibilities of the General Partner, you should consult your legal counsel. The performance of the General Partner for the operation of the Fund and its fiduciary duty are governed by the LP Agreement attached as Exhibit      .]
Liability and Indemnification
      The LP Agreement provides that we will indemnify and hold harmless a General Partner and each officer, director, employee and agent thereof and their respective legal representatives and successors (hereinafter referred to as a “Covered Person”) against all liabilities and expenses, including but not limited to amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees reasonably incurred by any Covered Person in connection with the defense or disposition of any action, suit or other proceedings, whether civil or criminal, before any court or administrative or legislative body, in which such Covered Person may be or may have been involved as a party or otherwise or with which such person may be or may have been threatened, while in office or thereafter, by reason of an alleged act or omission as a General Partner or officer thereof or by reason of its being or having been such a General Partner or officer.
      However we will not indemnity a Covered Person with respect to any matter as to which such Covered Person shall have been finally adjudicated in any such action, suit or other proceeding not to have acted in good faith in the reasonable believe that such Covered Person’s action was in the best interest of the partnership, and except that no Covered Person shall be indemnified against any liability to the partnership or limited partners to which such Covered Person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person’s office.
Provisions of Law
      According to applicable law, indemnification of the General Partner is payable only if the General Partner determined, in good faith, that the act, omission or conduct that gave rise to the claim for indemnification was in the best interest of the Fund and the act, omission or activity that was the basis for such loss, liability, damage, cost or expense was not the result of negligence or misconduct and such liability or loss was not the result of negligence or misconduct by the General Partner, and such indemnification or agreement to hold harmless is recoverable only out of the assets of the Fund and not from the members, individually.

Provisions of Federal and State Securities Laws
      This offering is made pursuant to Federal and State securities laws. If any indemnification of the General Partner arises out of an alleged violation of such laws, it is subject to the following legal conditions.
      Those conditions require that no indemnification may be made in respect of any losses, liabilities or expenses arising from or out of an alleged violation of Federal or State securities laws unless: there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the General Partner or other particular indemnitee, or such claim has been dismissed with prejudice on the merits by a court of competent jurisdiction as to the General Partner or other particular indemnitee, or a court of competent jurisdiction approves a settlement of the claims against the General Partner or other agent of the Fund and finds that indemnification of the settlement and related costs should be made, provided, before seeking such approval, the General Partner or other indemnitee must apprise the court of the position held by regulatory agencies against such indemnification. These agencies are the SEC and the securities administrator of the State or States in which the plaintiffs claim they were offered or sold membership interests.

Provisions of the Securities Act of 1933 and NASAA Guidelines
      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the General Partner [, Mr. Gerber, and Mr. Love], the SEC and the various State administrators believe that such indemnification is against public policy as expressed in the Securities Act of 1933 and the North American Securities Administrators Association, Inc. (NASAA) commodity pool guidelines and is therefore unenforceable.
Unit Splits
      If the General Partner believes that the per unit price in the secondary market for Units has risen or fallen outside a desirable trading price range, the General Partner may direct the Fund to declare a split or reverse split in the number of Units outstanding and to make a corresponding change in the number of Units constituting a Basket.
Books and Records
      The Fund will keep proper books of record and account of the Fund at its office located at 1320 Harbor Bay Parkway, Suite 145 Alameda, California 94502 such office, including of an administrative agent, as it may subsequently designate upon notice. These books and records are open to inspection by any person who establishes to the Fund’s satisfaction that such person is a Unitholder upon reasonable advance notice at all reasonable times during the usual business hours of the Fund.
      The Fund will keep a copy of the Fund Articles of Incorporation on file in its office which will be available for inspection on reasonable advance notice at all reasonable times during its usual business hours by any Unitholder.
Analysis of Critical Accounting Policies
      The Fund’s critical accounting policies are set forth in the financial statements in this prospectus prepared in accordance with U.S. generally accepted accounting principles, which require the use of certain accounting policies that affect the amounts reported in these financial statements, including the following: The contracts the Fund trades are accounted for on a trade-date basis and marked to market on a daily basis. The difference between their cost and market value is recorded as “change in unrealized profit/loss” for open (unrealized) contracts, and recorded as “realized profit/loss” when open positions are closed out; the sum of these amounts constitutes the Fund’s trading revenues. Earned interest income revenue, as well as management fee, and brokerage fee expenses of the Fund are recorded on an accrual basis. The General Partner believes that all relevant accounting assumptions and policies have been considered.
Statements, Filings, and Reports
      At the end of each fiscal year, the Fund will furnish to DTC Participants for distribution to each person who is a Unitholder at the end of the fiscal year an annual report containing the Fund’s audited financial statements and other information about the Fund. The General Partner is responsible for the registration and qualification of the Units under the federal securities laws and any other securities and blue sky laws of the U.S. or any other jurisdiction as the General Partner may select. The General Partner will also prepare, or cause to be prepared, and file any periodic reports or updates required under the Securities Exchange Act of 1934 other than the reports to be prepared and filed by the Fund. The registration and qualification costs and the costs of the periodic reports prepared and filed by the General Partner will be an expense of the Fund.
      The accounts of the Fund will be audited, as required by law and as may be directed by the General Partner, by independent certified public accountants designated from time to time by the General Partner. The cost of such audits will be an expense of the Fund. The accountants report will be furnished by the Fund to Unitholders upon request. The Fund will make such elections, file such tax returns, and prepare, disseminate and file such tax reports, as it is advised by its counsel or accountants are from time to time required by any applicable statute, rule or regulation.
Fiscal Year
      The fiscal year of the Fund will initially be the calendar year. The General Partner may select an alternate fiscal year.
Governing Law; Consent To Delaware Jurisdiction
      The rights of the General Partner, the Fund, DTC (as registered owner of the Fund’s global certificate for Units) and the Unitholders, are governed by the laws of the State of Delaware. The General Partner, the Fund and DTC and, by accepting Units, each DTC Participant and each Unitholder, consents to the jurisdiction of the courts of the State of Delaware and any federal courts located in Delaware. Such consent in not required for any person to assert a claim of Delaware jurisdiction over the General Partner or the Fund.
Legal Matters

Litigation and Claims
      Within the past 5 years of the date of this prospectus, there have been no material administrative, civil or criminal actions against the General Partner, underwriter, or any principal or affiliate of either of them. This includes any actions pending, on appeal, concluded, threatened, or otherwise known to them.

Legal Opinion
      Sutherland Asbill & Brennan LLP (the “Firm”) is counsel to advise the Fund and the General Partner with respect to the preparation of this prospectus. The Firm will not give you or any persons affiliated with you legal advice. You should seek investment, legal, and tax advice from your own legal counsel and other professionals of your choice.

Experts
      The General Partner has employed financial experts to perform services for the Fund. These experts currently are                     , independent accounting firm.

Privacy Policy
      The Fund and the General Partner collect certain nonpublic personal information about investors from the information provided by them in certain documents, as well as in the course of processing transaction requests. None of this information is disclosed except as necessary in the course of processing creations and redemptions and otherwise administering the Fund — and then only subject to customary undertakings of confidentiality. The Fund and the General Partner do not disclose nonpublic personal information about investors to anyone, except as required by law. The Fund and the General Partner restrict access to the nonpublic personal information they collect from investors to those employees who need access to this information to provide products and services to investors. The Fund and the General Partner each maintain physical, electronic and procedural controls to safeguard this information. These standards are reasonably designed to (1) ensure the security and confidentiality of investors’ records and information, (2) protect against any anticipated threats or hazards to the security or integrity of investors’ records and information, and (3) protect against unauthorized access to or use of investors’ records or information that could result in substantial harm or inconvenience to any investor.
Federal Income Tax Considerations
      The following discussion summarizes the material U.S. federal income tax consequences of the purchase, ownership and disposition of Units in the Fund, and the U.S. federal income tax treatment of the Fund, as of the date hereof. This discussion is applicable to a beneficial owner of Units who purchases Units in the initial offering at the offering price. Except where noted otherwise, it deals only with Units held as capital assets and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, tax-exempt entities, insurance companies, persons holding Units as a part of a hedging transaction, traders in securities or commodities that elect to use a mark-to-market method of accounting, or holders of Units whose “functional currency” is not the U.S. dollar. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations (“Treasury Regulations”), rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in U.S. federal income tax consequences different from those discussed below.
      Persons considering the purchase, ownership or disposition of Units should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction. As used herein, a “U.S. Unitholder” of a Unit means a beneficial owner of the Unit that is, for United States federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust (X) that is subject to the supervision of a court within the United States and the control of one or more United States persons as described in section 7701(a)(30) of the Code or (Y) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person. A “Non-U.S. Unitholder” is a holder that is not a U.S. Unitholder. If a partnership holds our Units, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Units, you should consult your own tax advisor regarding the tax consequences.
      The General Partner of the Fund has received the opinion of Sutherland Asbill & Brennan LLP, counsel to the Fund, that the summary below correctly describes the material U.S. federal income tax consequences to the Fund and to U.S. Unitholders and Non-U.S. Unitholders. In rendering its opinion, Sutherland Asbill & Brennan LLP has relied on the facts described in this prospectus as well as certain representations made by the Fund and the General Partner. The opinion of Sutherland Asbill & Brennan LLP is not binding on the Internal Revenue Service (the “IRS” or the “Service”), and as a result, the IRS may not agree with the tax positions taken by the Fund. If challenged by the IRS, the Fund’s tax positions might not be sustained by the courts. No ruling has been requested from the IRS with respect to any matter affecting the Fund or prospective investors.

      EACH PROSPECTIVE INVESTOR IS ADVISED TO CONSULT ITS OWN TAX ADVISOR AS TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE FUND AND AS TO APPLICABLE STATE, LOCAL OR FOREIGN TAXES.

Taxation of the Fund

Classification
      The Fund will be organized and operated as a limited partnership in accordance with the provisions of the LP Agreement and applicable state law. Under Code section 7704, an entity classified as a partnership that is deemed to be a “publicly traded partnership” will generally be taxable as a corporation for federal income tax purposes. The Code provides an exception to this general rule for a publicly traded partnership whose gross income for each year of its existence consists of at least 90% “qualifying income” (the “Qualifying Income Exception”). For this purpose, “qualifying income” includes dividends, interest, payments with respect to loaned securities, gains from the sale or disposition of securities (including gains from related investments in foreign currencies), and other income (including gains from options, futures or forward contracts) derived with respect to a partnership’s business of investing in such securities or currencies, and, in the case of a partnership a principal activity of which is the buying and selling of commodities (other than inventory) or options, futures, or forwards with respect to commodities, income and gains from commodities (other than inventory) or futures, forwards, or options with respect to commodities. The Fund has estimated that at least 90% of its gross income will constitute “qualifying income.”
      The Fund and the General Partner have represented the following to Sutherland Asbill & Brennan LLP:

•	The Fund will not make an election to be classified as a corporation for U.S. federal income tax purposes; and

•	At least 90% of the Fund’s gross income for each year of its existence will constitute “qualifying income” within the meaning of Code section 7704.
Based in part on these representations, Sutherland Asbill & Brennan LLP is of the opinion that the Fund will be classified as a partnership for federal income tax purposes and that it will not be taxable as a corporation for such purposes.
      If the Fund failed to satisfy the Qualifying Income Exception in any year, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, the Fund would be taxable as a corporation for federal income tax purposes and would pay federal income tax at the regular corporate rates. In that event, Unitholders would not report their share of the Fund’s income or loss on their returns. In addition, distributions to Unitholders would be treated as dividends to the extent of the Fund’s current and accumulated earnings and profits. To the extent a distribution exceeded the Fund’s earnings and profits, the distribution would be treated as a return of capital to the extent of a Unitholder’s basis in its Units, and thereafter as gain from the sale of Units. Accordingly, if the Fund were to be taxable as a corporation, it would likely have a material affect on the economic results of an investment in the Fund.
      The remainder of this summary assumes that the Fund will be classified as a partnership for federal income tax purposes and that it will not be taxable as a corporation.

Partner Status
      We identify and report tax information to the beneficial owners of Units. Unitholders who have become additional limited partners will be treated as partners for federal income tax purposes. The IRS has ruled that assignees of partnership interests, who have not been admitted to a partnership as partners but who have the capacity to exercise substantial dominion and control over the assigned partnership interests, will be considered partners for federal income tax purposes. On the basis of such ruling, except as otherwise provided herein, we intend to treat the following persons as partners for federal income tax purposes: (a) assignees of Units who are pending admission as limited partners, and (b) Unitholders whose Units are held in street name or by another nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their Units.
      A beneficial owner of Units held in street name whose Units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to such Units for federal income tax purposes. See “—Treatment of Short Sales” below.

U.S. Unitholders

Tax Consequences Of Ownership Of Units
      Flow-through of Taxable Income. No U.S. federal income tax will be paid by the Fund. Instead, the Fund will file annual information returns, and each Unitholder will be required to report on its U.S. federal income tax return its allocable share of the income, gain, loss and deduction of the Fund without regard to whether the Unitholder receives any corresponding cash distributions. Consequently, a Unitholder may be allocated income from the Fund even if it has not received a cash distribution. The Fund will furnish the Unitholders each year with tax information on IRS Schedule K-1, which will be used by the Unitholders in completing their respective tax returns.
      Treatment of Fund Distributions. If the Fund makes non-liquidating distributions to a Unitholder, such distributions generally will not be taxable to the Unitholder for federal income tax purposes except to the extent that the distribution consists of cash or marketable securities and the sum of (i) the amount of such cash and (ii) the fair market value of the marketable securities, exceeds the Unitholder’s adjusted basis in its interest in the Fund immediately before the distribution. See “Basis” below. Ordinarily, any such excess will be treated as gain from a sale or exchange of the Unitholder’s interest, taxable in accordance with the rules described under “Tax Considerations-Disposition of Units.” Any reduction in a Unitholder’s share of the Fund’s liabilities will be treated as a distribution of cash to that Unitholder.
      Basis. A Unitholder’s basis of its Units is important in determining (1) the amount of taxable gain it will realize on the sale or other disposition of its Units, (2) the amount of non-taxable distributions (including any decrease in the Unitholder’s share of the Fund’s liabilities) that it may receive from the Fund and (3) its ability to utilize its distributive share of any losses of the Fund on its tax return. A Unitholder’s initial tax basis of its Units will equal its cost for the Units plus its share of the Fund’s liabilities (if any) at the time of purchase. In general, a Unitholder’s “share” of those liabilities will equal the sum of (i) the entire amount of any otherwise nonrecourse liability of that Fund as to which the Unitholder or an affiliate is the creditor (a “partner nonrecourse liability”) and (ii) a pro rata share of any nonrecourse liabilities of the Fund that are not partner nonrecourse liabilities as to any Unitholder.
      A Unitholder’s tax basis in its Units generally will be (1) increased by (a) its allocable share of the Fund’s taxable income and gain and (b) any additional contributions by the Unitholder to the Fund and (2) decreased (but not below zero) by (a) its allocable share of the Fund’s tax deductions and losses and (b) any distributions by the Fund to the Unitholder. For this purpose, an increase in a Unitholder’s share of the Fund’s liabilities will be treated as a contribution of cash by the Unitholder to the Fund and a decrease in that share will be treated as a distribution of cash by the Fund to the Unitholder.
      Allocations of Profit and Loss. Under Code section 704, the determination of a partner’s distributive share of any item of income, gain, loss, deduction or credit of the Fund is governed by the applicable organizational document unless the allocation provided by such document lacks “substantial economic effect.” An allocation that lacks substantial economic effect nonetheless will be respected if it is in accordance with the partners’ interests in the partnership, determined by taking into account all facts and circumstances relating to the economic arrangements among the partners.
      In general, under the Operating Agreement, the profits and losses of the Fund will be determined using a monthly closing-of-the-books method. Under this method, the Fund will determine its net profit or loss for each month during a taxable year, taking into account unrealized gains and losses, as well as realized gains and losses and accrued income and expenses, on its investments during the month. This monthly net profit or loss will then be allocated pro rata among the Unitholders based on the number of Units held as of the close of business on the last day of such month. The General Partner believes that the allocations provided in the Operating Agreement will have substantial economic effect or otherwise will be respected as being in accordance with the Unitholders’ interests in the Fund. It is possible, however, that the IRS may challenge the Fund’s allocation of profits and losses and that such challenge could result in a reallocation of such items among the Unitholders. In the event of any reallocation of profit or loss (or any item of income, gain, loss, deduction, or credit), a Unitholder might be charged with a greater or lesser share of profit or loss (or any item of income, gain, loss, deduction, or credit) than would be called for under the LP Agreement.
      Allocations of Profit or Loss Between Transferor and Transferees. In the case of Units that are transferred during a taxable year, the Fund intends to allocate profit or loss as follows: A Unitholder that transfers or acquires Units during a taxable year will be allocated profit or loss for each month during which it owned such Units. For this purpose, a Unitholder will be treated as owning a Unit for a particular month only if it held such Unit at the close of business on the last day of such month (unless it disposes of the Unit by redemption, as discussed below). Thus, for example, if a Unitholder acquires a Unit on the last day of a month and holds such Unit at the close of business on that date, it will be allocated the entire net profit or loss allocable to that Unit for the month. As a further example, if a Unitholder acquires a Unit during one month and transfers the Unit on the last day of the second month, it will be allocated the net profit or loss allocable to that Unit for the first month only; net profit or loss for the following month will be allocated to the transferee, assuming it does not dispose of the Unit before the close of business. As a further example, a Unitholder that acquires a Unit during a month and transfers the Unit before the close of business on the last day of that month will not be allocated any of the net profit or loss with respect to that Unit for such month.
      If the Fund redeems Units, the Fund will allocate to the redeeming Unitholder with respect to the redeemed shares a ratable share of the profit or loss of the Fund for the month of the redemption determined as if such month ended on the date of the redemption. The remaining profit and loss for such month will be allocated in accordance with the method described in the preceding paragraph (i.e., ratably among the Unitholders holding Units as of the close of business of the last day of the month). For example, if a Unitholder redeemed 100,000 Units on the 15th day of a month and a there were 1,000,000 Units outstanding immediately prior to such redemption, the redeeming Unitholder would be allocated one-tenth (100,000 Units redeemed/1,000,000 Units outstanding) of the Fund’s profit or losses for the period beginning on the first day of such month and ending on the 15th day of such month. The profit or loss of the Fund for the month of the redemption (as adjusted to reflect the profit or loss allocated to the redeeming Unitholder) will be allocated ratably among the Unitholders that hold the remaining 900,000 Units as of the close of business of the last day of such month.
      The use of these methods of allocating profits and losses between the transferors and the transferees of Units or Unitholders whose Units are redeemed may not be permitted under existing Treasury Regulations. Accordingly, Sutherland Asbill & Brennan LLP is unable to opine on the validity of these allocation methods. If these methods are not allowed under the Treasury Regulations, the Fund’s taxable income or losses might be reallocated among the Unitholders.
      The General Partner is authorized to revise our method of allocation between transferors and transferees, as well as among Unitholders whose interests otherwise vary during a taxable period, to conform to a method permitted under future Treasury Regulations. In addition, if the Fund engages in an extraordinary transaction, the General Partner is authorized to allocate profit or loss to the Unitholders as of the date of the date of the extraordinary transaction if it believes that such allocation is necessary to prevent distortion of the amounts of profit or loss allocated among the Unitholders or to conform to applicable provisions of the Code or Treasury Regulations.
      Taxable Income and Loss. Taxable income or loss of the Fund (including items of income, gain, loss and deduction as necessary) will be allocated among the Unitholders to correspond as closely as possible to the allocations of economic profit or loss. It is possible, however, that the amount of taxable income or loss of the Fund allocated to a Unitholder may be different that the amount of economic profit or loss allocated to such Unitholder. In addition, the General Partner is authorized to allocate taxable income or loss of the Fund (including items of income, gain, loss and deduction) as it determines is necessary to prevent any distortion in the allocation of such items or to comply with applicable provisions of the Code and Treasury Regulations.
      Limitations on Deductibility of Fund Losses. The deduction by a Unitholder of its share of the Fund’s losses, if any, will be limited to the lesser of (i) the tax basis in its Units or (ii) in the case of a Unitholder that is an individual or a closely held corporation (a corporation where more than fifty percent (50%) of the value of its stock is owned directly or indirectly by five or fewer individuals or certain tax-exempt organizations), the amount which the Unitholder is considered to be “at risk” with respect to certain activities of the Fund. In general, the amount at risk includes the Unitholder’s actual cash investment, plus any debt for which the Unitholder has personal liability or has pledged property (other than property used in the Fund’s activities) as security and any debt that constitutes “qualified nonrecourse financing.” The amount at risk excludes any amount of money the Unitholder borrows to acquire or hold its Units if the lender of such borrowed funds owns Units in the Fund, is related to such a person or can look only to Units for repayment. Losses in excess of the amount at risk must be deferred until years in which the Fund generates additional taxable income against which to offset such carryover losses or until additional capital is placed at risk.
      In addition to the limitations described above, the “passive activity loss” limitations generally provide that individuals, estates, trusts and certain closely-held corporations and personal service corporations can deduct losses from passive activities (generally, activities in which the taxpayer does not materially participate) only to the extent of the taxpayer’s income from passive activities. Any disallowed passive activity losses may be carried forward to reduce passive activity income in future years or may be deducted in full when the taxpayer disposes of its entire investment in the activity in a fully taxable transaction to an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions such as the at risk rules and the basis limitation.
      Limitation on Deductibility of Capital Losses and Investment Interest. Prospective investors should consult their own tax advisors regarding the deductibility of capital losses, as well as the limitations on a noncorporate taxpayer’s deductibility of interest paid or accrued on indebtedness allocable to property held for investment (whether by the Fund with respect to its investments or by the investor with respect to its Units).

Tax Treatment Of Operations
      Taxable Year. The Fund will use the calendar year as its taxable year. Each Unitholder will be required to include in income its allocable share of Fund income, gain, loss and deduction for the fiscal year of the Fund ending within or with the taxable year of the Unitholder.
      Tax Treatment of Management Fees and Other Administrative Expenses. The Fund will pay an annual management fee to the General Partner. The Fund will also pay certain costs and expenses incurred in connection with its activities. The Fund intends to deduct such fees and expenses to the extent that they are reasonable in amount and are not capital in nature or otherwise nondeductible. The tax treatment of these expenses will depend on whether or not the Fund is deemed to be engaged in a trade or business, which is a factual determination. Although the matter is not free from doubt, the Fund believes that it will not be treated as engaging in a trade or business for tax purposes. Accordingly, such management fees and other administrative expenses will generally constitute miscellaneous itemized deductions for individual Unitholders, while are subject to certain limitations on deductibility that could reduce or eliminate any tax benefits associated with them. Corporate Unitholders generally will not be subject to these limitations. Organizational and syndication expenses, in general, may not be deducted by either the Fund or any Unitholder. An election may be made by the Fund to amortize organizational expenses over a 60-month period. Syndication expenses must be capitalized and cannot be amortized or deducted.
      Alternative Minimum Tax. Each Unitholder will be required to take into account its distributive share of any items of Fund income, gain, loss, deduction, or credit for purposes of the alternative minimum tax applicable to its alternative minimum taxable income. A Unitholder’s alternative minimum taxable income derived from the Fund may be higher than its share of Fund net income.
      Prospective Unitholders should consult with their tax advisors as to the impact of an investment in Units on their liability for the alternative minimum tax.
      Taxation of Operations. The tax consequences to investors of the Fund’s trading activities in derivatives, commodities and securities are complex. Prospective investors should consult with tax advisors who have substantial expertise with this aspect of the tax laws.
      Section 1256 Contracts. The Fund generally will be required to adopt a “mark-to-market” system of tax accounting under which unrealized gains and losses at year-end are taxed currently with respect to any instrument treated as a “section 1256 contract” under the Code. A section 1256 contract is defined as: (1) a futures contract that is traded on or subject to the rules of a national securities exchange which is registered with the SEC, a domestic board of trade designated as a contract market by the CFTC, or any other board of trade or exchange designated by the Secretary of the Treasury, and with respect to which the amount required to be deposited and the amount that may be withdrawn depends on a system of “marking to market”; (2) a forward contract on exchange-traded foreign currencies, where the contracts are traded in the interbank market; (3) a non-equity option traded on or subject to the rules of a qualified board or exchange; (4) a dealer equity option; or (5) a dealer securities futures contract.
      Under these rules, section 1256 contracts held by the Fund at the end of each taxable year will be treated for federal income tax purposes as if they were sold by the Fund for their fair market value on the last business day of such taxable year. The Unitholders must report their distributive share of the gain or loss, if any, resulting from such “marking to market” (as well as from actual sales) of such contracts for such year. Such taxable gains and losses will be allocated to the Unitholders (and will otherwise be taxable under the general principles of partnership taxation), whether or not cash is distributed. The basis of a section 1256 contract will be adjusted to reflect the gain or loss taken into account in a prior year under the “mark-to-market” rules.
      The Code provides special rules concerning the tax character of gains and losses from section 1256 contracts. Under these rules, and subject to the mixed straddle rules described below, each Unitholder’s distributive share of the Fund’s net gain or loss with respect to each section 1256 contract, other than a foreign currency forward contract (which is subject to special rules), will be treated (without regard to the period held) as long-term capital gain or loss to the extent of 60% thereof, and as short-term capital gain or loss to the extent of 40% thereof.

Disposition Of Units
      Recognition of Gain or Loss. The amount of gain or loss or other income recognized by a Unitholder upon the disposition of Units may be different that the amount of gain or loss or other income such Unitholder would recognize if the Fund were taxed as a corporation rather than a limited partnership. The amount of gain or loss that a Unitholder will recognize on a sale of Units will be the difference between the amount realized and the Unitholder’s adjusted tax basis for the Units sold. A Unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received plus its share of Fund debt. Because the amount realized includes a Unitholder’s share of Fund debt, the gain recognized on the sale of Units may result in a tax liability in excess of any cash received from such sale.
      Pursuant to certain IRS rulings, a Unitholder will be required to maintain a single, “unified” basis in all Units that it owns. As a result, when a Unitholder that acquired its Units at different prices sells less than all of its Units, such Unitholder will not be entitled to specify particular Units (e.g., those with a higher basis) as having been sold, as it could if the Fund were a corporation. Rather, the Unitholder must determine its gain or loss on the sale by using an “equitable apportionment” method to allocate a portion of its “unified” basis in its Units to the Units sold. For example, if a Unitholder purchased 100 Units for $10 per Unit and 200 Units for $20 per Unit (and assuming no other adjustments to basis), the Unitholder would have a “unified” basis of $5,000 in its 300 Units. If the Unitholder sold 100 of its Units, it would have an adjusted basis in the Units sold of $1,666.67 ($5,000 unified basis multiplied by the ratio of 100 Units sold over 300 Units owned immediately prior to the sale).
      Gain or loss recognized by a Unitholder on the sale or exchange of Units held for more than one year will generally be taxable as long-term capital gain or loss; otherwise, such gain or loss will generally be taxable as short-term capital gain or loss. A special election is available under the Treasury Regulations that will allow Unitholders to identify and use the actual holding periods for the Units sold for purposes of determining whether the gain or loss recognized on a sale of Units will give rise long-term or short-term capital gain or loss. It is expected that most Unitholders will be eligible to elect, and generally will elect, to identify and use the actual holding period for Units sold. If a Unitholder fails to make the election or is not able to identify the holding periods of the Units sold, the Unitholder will have a split holding period in the Units sold. Under such circumstances, a Unitholder will be required to determine its holding period in the Units sold by first determining the portion of its entire interest in the Fund that would give rise to long-term capital gain or loss if its entire interest were sold and the portion that would give rise to short-term capital gain or loss if the entire interest were sold. The Unitholder would then treat each Unit sold as giving rise to long-term capital gain or loss and short-term capital gain or loss in the same proportions as if it had sold its entire interest in the Fund.
      Under Section 751 of the Code, a portion of a Unitholder’s gain or loss from the sale of Units (regardless of the holding period for such Units), will be separately computed and taxed as ordinary income or loss to the extent attributable to “unrealized receivables” or “inventory” owned by the Fund. The term “unrealized receivables” includes, among other things, market discount bonds and short-term debt instruments to the extent such items would give rise to ordinary income if sold by the Fund.
      A Unitholder that sells some or all of its Units should consult its tax advisor to determine the proper application of these rules in light of the Unitholder’s particular circumstances.
      Liquidation or Termination. On dissolution of the Fund, its assets may be sold, which may result in the realization of taxable gain or loss to the Unitholders. Distributions of cash (and similarly, relief from partnership debt) in complete liquidation of the Fund generally will cause recognition of gain or loss to the extent, if any, that the Unitholder’s adjusted basis of its Units is less or greater than the amount of cash received (or deemed to have been received as a result of the debt relief). Distributions of marketable securities may also give rise to gain on dissolution. If such gain or loss is treated as capital gain or loss, it will be considered to be long-term if the Units were held for more than one year.
      If liquidating distributions consist wholly or partly of assets other than cash (and other than marketable securities), the Fund ordinarily would not recognize gain or loss on, or by reason of, the distribution. A Unitholder that receives such a distribution generally will not recognize any gain or loss on such distribution and will have a basis in the non-cash assets equal to the adjusted basis of its Units reduced by the amount of cash the Unitholder receives in the distribution.
      Treatment of Short Sales. A Unitholder whose Units are loaned to a “short seller” to cover a short sale of Units may be considered as having disposed of those Units. If so, he would no longer be a Unitholder with respect to those Units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of the Fund’s income, gain, loss or deduction with respect to those Units would not be reportable by the Unitholder;

•	any cash distributions received by the Unitholder as to those Units would be fully taxable; and

•	all of these distributions would appear to be ordinary income.

      Sutherland Asbill & Brennan LLP has not rendered an opinion regarding the treatment of a Unitholder where its Units are loaned to a short seller to cover a short sale of Units; therefore Unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their Units.

Withholding for Non-U.S. Unitholders
      Generally, non-U.S. persons who derive U.S. source income or gain from investing or engaging in a U.S. business are taxable on two categories of income. The first category consists of amounts that are fixed, determinable, annual and periodic income, such as interest, dividends and rent that are not connected with the operation of a U.S. trade or business (“FDAP”). The second category is income that is effectively connected with the conduct of a U.S. trade or business (“ECI”). FDAP income (other than interest that is considered “portfolio interest”) is generally subject to a 30% withholding tax, which may be reduced for certain categories of income by a treaty between the U.S. and the recipient’s country of residence. In contrast, ECI is generally subject to U.S. tax on a net basis at graduated rates upon the filing of a U.S. tax return. Where a non-U.S. person has ECI as a result of an investment in a partnership, the ECI is subject to a withholding tax at a rate of 35% for both individual and corporate Unitholders.
      Withholding on Allocations and Distributions. The Code provides that a non-U.S. person who is a partner in a partnership that is engaged in a U.S. trade or business during a taxable year will also be considered to be engaged in a U.S. trade or business during that year. Classifying an activity by a partnership as an investment or an operating business is a factual determination. Under certain safe harbors in the Code, an investment fund whose activities consist of trading in stocks, securities, or commodities for its own account generally will not be considered to be engaged in a U.S. trade or business unless it is a dealer is such stocks, securities, or commodities. This safe harbor applies to investments in commodities only if the commodities are of a kind customarily dealt in on an organized commodity exchange and if the transaction is of a kind customarily consummated at such place. Although the matter is not free from doubt, the Fund believes that the activities directly conducted by the Fund will not result in the Fund being engaged in a trade or business within in the United States. However, there can be no assurance that the IRS would not assert that the Fund’s activities do constitute a U.S. trade or business. Accordingly, as a result of its ownership of Units, a non-U.S. Unitholder may be treated as engaged in a U.S. trade or business and may be treated as having ECI. In the event that the Fund’s activities were considered to constitute a U.S. trade or business, the Fund would be required to withhold at the highest rate specified in Code section 1 (currently thirty-five percent (35%)) on distributions to a non-U.S. Unitholder. A non-U.S. Unitholder with ECI will generally be required to file a U.S. federal income tax return, and the return will provide the non-U.S. Unitholder with the mechanism to seek a refund of any withholding in excess of such Unitholder’s actual U.S. federal income tax liability. Amounts withheld by the Fund will be treated as being a distribution to the non-U.S. Unitholder.
      If the Fund is not treated as engaged in a U.S. trade or business, a non-U.S. Unitholder may nevertheless be treated as having FDAP income, which would be subject to a thirty percent (30%) withholding tax (subject to reduction by treaty), with respect to some or all of its distributions from the Fund or its allocable share of Fund income. Amounts withheld on behalf of a non-U.S. Unitholder will be treated as being distributed to such Unitholder.
      To the extent any interest income allocated to a non-U.S. Unitholder that otherwise constitutes FDAP is considered “portfolio interest,” neither the allocation of such interest income to the non-U.S. Unitholder nor a subsequent distribution of such interest income to the non-U.S. Unitholder will be subject to withholding, provided that the non-U.S. Unitholder is not otherwise engaged in a trade or business in the U.S. and provides the Fund with a timely and properly completed and executed IRS Form W-8BEN or other applicable form. In general, “portfolio interest” is interest paid on debt obligations issued in registered form, unless the “recipient” owns 10% or more of the voting power of the issuer.

      The Fund expects that most of its interest income will qualify as “portfolio interest.” In order for the Fund to avoid withholding on any interest income that would qualify as “portfolio interest,” it will be necessary for all non-U.S. Unitholders to provide the Fund with a timely and properly completed and executed Form W-8BEN (or other applicable form). If a non-U.S. Unitholder fails to provide the Partnership with a properly completed Form W-8BEN, the General Partner may request at any time and from time to time, that such non-U.S. Unitholder shall, within 15 days after request (whether oral or written) therefor by the General Partner, furnish to the Partnership, a properly completed Form W-8BEN. If a non-U.S. Unitholder fails to furnish to the General Partner within the aforementioned 15-day period such Form W-8BEN, the Units owned by such non-U.S. Unitholder shall be subject to redemption.
      Gain from Sale of Units. Gain from the sale or exchange of the Units may be taxable to a non-U.S. Unitholder if the non-U.S. Unitholder is a nonresident alien individual who is present in the U.S. for 183 days or more during the taxable year. In such case, the nonresident alien individual will be subject to a thirty percent (30%) withholding tax on the amount of such individual’s gain.
      Branch Profits Tax on Non-U.S. Corporate Unitholders. In addition to the taxes noted above, any non-U.S. Unitholders that are corporations may also be subject to an additional tax, the branch profits tax, at a rate of thirty percent (30%). The branch profits tax is imposed on a non-U.S. corporation’s dividend equivalent amount, which generally consists of the corporation’s after-tax earnings and profits that are effectively connected with the corporation’s U.S. trade or business but are not reinvested in a U.S. business. This tax may be reduced or eliminated by an income tax treaty between the U.S. and the country in which the non-U.S. Unitholder is a “qualified resident.”
      Prospective non-U.S. Unitholders should consult their tax advisor with regard to these and other issues unique to non-U.S. Unitholders.
      Exempt Organizations: Unrelated Business Taxable Income. Subject to numerous exceptions, qualified retirement plans and individual retirement accounts, charitable organizations and certain other organizations that otherwise are exempt from Federal income tax (collectively “exempt organizations”) nonetheless are subject to the tax on unrelated business taxable income (“UBTI”). Generally, UBTI means the gross income derived by an exempt organization from a trade or business that it regularly carries on, the conduct of which is not substantially related to the exercise or performance of its exempt purpose or function, less allowable deductions directly connected with that trade or business. If the Fund were to regularly carry on (directly or indirectly) a trade or business that is unrelated with respect to an exempt organization Unitholder, then in computing its UBTI, the Unitholder must include its share of (l) the Fund’s gross income from the unrelated trade or business, whether or not distributed, and (2) the Fund’s allowable deductions directly connected with that gross income.
      UBTI generally does not include dividends, interest, or payments with respect to securities loans and gains from the sale of property (other than property held for sale to customers in the ordinary course of a trade or business). Nonetheless, income on, and gain from the disposition of, “debt-financed property” is UBTI. Debt-financed property generally is income-producing property (including securities), the use of which is not substantially related to the exempt organization’s tax-exempt purposes, and with respect to which there is “acquisition indebtedness” at any time during the taxable year (or, if the property was disposed of during the taxable year, the 12-month period ending with the disposition). Acquisition indebtedness includes debt incurred to acquire property, debt incurred before the acquisition of property, if the debt would not have been incurred but for the acquisition, and debt incurred subsequent to the acquisition of property if the debt would not have been incurred but for the acquisition and at the time of acquisition the incurrence of debt was foreseeable. The portion of the income from debt-financed property attributable to acquisition indebtedness is equal to the ratio of the average outstanding principal amount of acquisition indebtedness over the average adjusted basis of the property for the year. The Fund currently does not anticipate that it will borrow money to acquire investments; however, the Fund cannot be certain that it will not borrow for such purpose in the future. In addition, an exempt organization Unitholder that incurs acquisition indebtedness to purchase its Units in the Fund may have UBTI.

      The Federal tax rate applicable to an exempt organization Unitholder on its UBTI generally will be either the corporate or trust tax rate, depending upon the Unitholder’s form of organization. The Fund may report to each such Unitholder information as to the portion, if any, of the Unitholder’s income and gains from the Fund for any year that will be treated as UBTI; the calculation of that amount is complex, and there can be no assurance that the Fund’s calculation of UBTI will be accepted by the Service. An exempt organization Unitholder will be required to make payments of estimated Federal income tax with respect to its UBTI.
      The application of the UBTI rules may vary with respect to certain types of exempt organizations. Before investing in an Units, a prospective exempt organization investor should consult its tax advisor with respect to the tax consequences of realizing UBTI from the Fund.

Administrative Matters
      Constructive Termination. We will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. Our termination will result in the closing of our taxable year for all Unitholders. In the case of a Unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in his taxable income for the year of termination. We would be required to make new tax elections after a termination. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.
      Partnership Information Returns and Audit Procedures. The IRS may audit the federal income tax returns filed by the Fund. Adjustments resulting from any such audit may require each Unitholder to adjust a prior year’s tax liability and could result in an audit of the Unitholder’s own return. Any audit of a Unitholder’s return could result in adjustments of non-partnership items as well as Fund items. Partnerships are generally treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS, and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined at the partnership level in a unified partnership proceeding rather than in separate proceedings with the Unitholders. The Code provides for one Unitholder to be designated as the Tax Matters Partner (“TMP”) for these purposes. The LP Agreement appoints the General Partner as the TMP of the Fund.

Nominee Reporting
      Persons who hold an interest in us as a nominee for another person are required to furnish to us (a) the name, address and taxpayer identification number of the beneficial owner and the nominee; (b) whether the beneficial owner is (1) a person that is not a U.S. person, (2) a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or (3) a tax-exempt entity; (c) the amount and description of Units or other limited partner interests held, acquired or transferred for the beneficial owner; and (d) certain information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales. Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and certain information on Units or other limited partner interests they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code of 1986, as amended for failure to report such information to us. The nominee is required to supply the beneficial owner of the Units or other limited partner interests with the information furnished to us.

Tax Shelter Reporting Requirements
      Under Treasury Regulations, the activities of the Fund may include one or more “reportable transactions,” requiring the Fund and, in certain circumstances, a Unitholder to file information returns or otherwise make a disclosure statement as described below. In addition, the General Partner and other material advisors to the Fund may each be required to report the “reportable transaction” to the IRS and to maintain for a specified period of time a list containing certain information regarding the “reportable transactions” and the Fund’s investors, and the Service could inspect such lists upon request.
      The term “reportable transaction” includes (i) a confidential transaction, (ii) certain transactions generating a material book-tax difference, and (iii) a transaction that results in a loss claimed under Section 165 of the Code (computed without taking into account offsetting income or gain items, and without regard to limitations on its deductibility) generally of at least $2 million in any one taxable year or an aggregate of at least $4 million in any combination of the taxable year that the taxpayer enters into the transaction and next succeeding five taxable years, unless the transaction has been exempted from reporting by the Service. Generally, a Unitholder will be treated as participating in a “loss transaction,” and thus will be required to report the transaction, if the Unitholder’s tax return reflects a Section 165 loss and the amount of the loss that flows through to the Unitholder exceeds certain threshold amounts (i.e., the $2 million/4 million thresholds).
      The Service has published guidance exempting many loss transactions from the reporting requirements, including certain sales or exchanges of assets with a “qualifying basis.” An asset with a “qualifying basis” includes, among others, an asset purchased for cash. However, even if the basis in an asset is a “qualifying basis,” a loss from the sale or exchange of such asset is not taken into account (and would not be subject to the reporting requirements) only if the asset: (i) is not, and was not at any time, part of a straddle (other than a mixed straddle), (ii) did not involve a “stripped” instrument (where the asset is separated from any portion of the income it generates), (iii) did not represent an interest in a pass-through entity, and (iv) generated a loss that is not treated as ordinary under Section 988 of the Code.
      The Treasury Regulations require the Fund to complete and file Form 8886 (“Reportable Transaction Disclosure Statement”) with its tax return for each taxable year in which the Fund participates in a “reportable transaction.” Additionally, each Unitholder treated as participating in a “reportable transaction” of the Fund is required to file Form 8886 with its tax return. The Fund and any such Unitholder, respectively, must also submit a copy of the completed form to the Service’s Office of Tax Shelter Analysis. The Fund intends to notify the Unitholders whether (based on information available to the Fund) the Unitholders are required to report a transaction of the Fund, and intends to provide the Unitholders with any available information needed to complete and submit Form 8886 with respect to the transactions of the Fund.
      Under the above rules, a Unitholder’s recognition of a loss upon its disposition of an interest in the Fund could also constitute a “reportable transaction” for such Unitholder. Investors should consult with their advisors concerning the application of these reporting requirements to their specific situation.
Backup Withholding
      The Fund may be required to withhold U.S. federal income tax (“backup withholding”) at a rate of 28% from all taxable distributions payable to: (1) any Unitholder who fails to furnish the Fund with his, her or its correct taxpayer identification number or a certificate that the Unitholder is exempt from backup withholding, and (2) any Unitholder with respect to whom the IRS notifies the Fund that the Unitholder has failed to properly report certain interest and dividend income to the IRS and to respond to notices to that effect. The backup withholding is not an additional tax and may be returned or credited against a taxpayer’s regular federal income tax liability if appropriate information is provided to the IRS.
Other Tax Considerations
      In addition to federal income taxes, Unitholders may be subject to other taxes, such as state and local income taxes, unincorporated business taxes, business franchise taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which the Fund does business or owns property or where the Unitholders reside. Although an analysis of those various taxes is not presented here, each prospective Unitholder should consider their potential impact on its investment in the Fund. It is each Unitholder’s responsibility to file the appropriate U.S. federal, state, local, and foreign tax returns. Sutherland Asbill & Brennan LLP has not provided an opinion concerning any aspects of state, local or foreign tax or U.S. federal tax other than those U.S. federal income tax issues discussed herein.

Report of the Independent Auditors
[To be furnished by amendment]

Where You Can Find More Information
      The General Partner has filed on behalf of the Fund a registration statement on Form S-1 with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement (including the exhibits to the registration statement), parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information about the Fund or the Units, please refer to the registration statement, which you may inspect, without charge, at the public reference facilities of the SEC at the below address or online at www.sec.gov, or obtain at prescribed rates from the public reference facilities of the SEC at the below address. Information about the Fund and the Units can also be obtained from the Fund’s website, which is                     . The Fund’s website address is only provided here as a convenience to you and the information contained on or connected to the website is not part of this prospectus or the registration statement of which this prospectus is part. The Fund is subject to the informational requirements of the Exchange Act and the General Partner and the Fund will each, on behalf of the Fund, file certain reports and other information with the SEC. The General Partner will file an updated prospectus annually for the Fund pursuant to the Securities Act. The reports and other information can be inspected at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549 and online at www.sec.gov. You may also obtain copies of such material from the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain more information concerning the operation of the public reference facilities of the SEC by calling the SEC at 1-800-SEC-0330 or visiting online at www.sec.gov.

PART II
Information Not Required in the Prospectus

Item 13.	Other Expenses of Issuance and Distribution
      Set forth below is an estimate (except as indicated) of the amount of fees and expenses (other than underwriting commissions and discounts) payable by the registrant in connection with the issuance and distribution of the Units pursuant to the prospectus contained in this registration statement.

Amount

SEC registration fee (actual)		$5,937.97
NASD filing fees		*
Blue Sky expenses		*
Accountants’ fees and expenses		*
Legal fees and expenses		*
Printing and engraving expenses		*
Miscellaneous expenses		*

Total	$	*

*	To be provided by amendment

Item 14.	Indemnification of Directors and Officers
      The LP Agreement provides that we will indemnify and hold harmless a General Partner and each officer, director, employee and agent thereof and their respective legal representatives and successors (hereinafter referred to as a “Covered Person”) against all liabilities and expenses, including but not limited to amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees reasonably incurred by any Covered Person in connection with the defense or disposition of any action, suit or other proceedings, whether civil or criminal, before any court or administrative or legislative body, in which such Covered Person may be or may have been involved as a party or otherwise or with which such person may be or may have been threatened, while in office or thereafter, by reason of an alleged act or omission as a General Partner or officer thereof or by reason of its being or having been such a General Partner or officer.
      However we will not indemnity a Covered Person with respect to any matter as to which such Covered Person shall have been finally adjudicated in any such action, suit or other proceeding not to have acted in good faith in the reasonable believe that such Covered Person’s action was in the best interest of the partnership, and except that no Covered Person shall be indemnified against any liability to the partnership or limited partners to which such Covered Person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person’s office.

Item 15.	Recent Sales of Unregistered Securities
      Not Applicable

Item 16.	Exhibits and Financial Statement Schedules
      (a) Exhibits

1	.1*	Agreement between the registrant and Distributor.

3.1		Form of the First Amended and Restated Limited Partnership Agreement.

3.2		Certificate of Limited Partnership of the registrant.

3	.3*	Agreement with Initial Authorized Purchaser.

5	.1*	Opinion of Sutherland Asbill & Brennan LLP relating to the legality of the Units.

8	.1*	Opinion of Sutherland Asbill & Brennan LLP with respect to federal income tax consequences.

23	.1*	Consent of Sutherland Asbill & Brennan LLP (included in Exhibit 5.1(a)).

23	.2*	Consent of Accountant.

*	To be filed by amendment.
      (b) Financial Statement Schedules
      Financial statement schedules are not applicable because the registrant has no operating history and no assets.

Item 17.	Undertakings
      (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
      (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
      (c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Moraga, state of California, on May 13, 2005.

New York Oil ETF, LP

By:	/s/ Nicholas D. Gerber

Nicholas D. Gerber
Management Director
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Nicholas D. Gerber Nicholas D. Gerber	Management Director	May 13, 2005

/s/ Andrew Ngim Andrew Ngim	Management Director	May 13, 2005

/s/ Robert Nguyen Robert Nguyen	Management Director	May 13, 2005

/s/ Howard Mah Howard Mah	Management Director	May 13, 2005

EXHIBIT INDEX

1	.1*	Agreement between the registrant and Distributor.

3.1		Form of the First Amended and Restated Limited Partnership Agreement.

3.2		Certificate of Limited Partnership of the registrant.

3	.3*	Agreement with Initial Authorized Purchaser.

5	.1*	Opinion of Sutherland Asbill & Brennan LLP relating to the legality of the Units.

8	.1*	Opinion of Sutherland Asbill & Brennan LLP with respect to federal income tax consequences.

23	.1*	Consent of Sutherland Asbill & Brennan LLP (included in Exhibit 5.1(a)).

23	.2*	Consent of Accountant.

*	To be filed by amendment.